Exhibit 2.1

Execution Version

INDEMNIFICATION AND REIMBURSEMENT AGREEMENT BY AND AMONG

NEW HAPI INC. AND

HONEYWELL INTERNATIONAL INC.

Dated as of October 14, 2018

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TABLE OF CONTENTS

(continued)

		Page(s)

Section 4.3	Dispute Resolution	26

Section 4.4	Governing Law; Jurisdiction	27

Section 4.5	Waiver of Jury Trial	27

Section 4.6	Court-Ordered Interim Relief	27

Section 4.7	Assignability; Transfer	27

Section 4.8	Notices	28

Section 4.9	Severability	29

Section 4.10	Fees and Expenses	30

Section 4.11	Headings	30

Section 4.12	Waivers of Default	30

Section 4.13	Amendments	30

Section 4.14	Interpretation	30

Exhibits

Exhibit A	Estimated Annual Loss Statement
Exhibit B	Initial Prior Year Aggregate Loss Statement
Exhibit C	Quarterly Report
Exhibit D	Prior Year Aggregate Loss Statement
Exhibit E	Specified Sites
Exhibit F	Excluded Sites
Exhibit G	Covenants
Exhibit H	Guarantee

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INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

This INDEMNIFICATION AND REIMBURSEMENT AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated October 14, 2018, by and among (i) Honeywell International Inc., a corporation organized under the Laws of the State of Delaware (“Indemnitee” or “Honeywell”) and (ii) New HAPI Inc., a corporation organized under the Laws of the State of Delaware and a direct wholly owned subsidiary of Indemnitee (“Indemnitor” and, together with Indemnitee, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS the board of directors of Honeywell has determined that it is in the best interests of Honeywell and its shareholders to create a new publicly-traded company that will operate the Homes Business;

WHEREAS Honeywell and Resideo Technologies, Inc., a corporation organized under the Laws of the State of Delaware (“Homes”), intend to enter into a Separation and Distribution Agreement (the “Separation Agreement”);

WHEREAS, pursuant to and in accordance with the Separation Agreement, prior to the Distribution, (i) Indemnitor will assign the obligations hereunder to Resideo Intermediate Holding Inc. (“New HAPI 2”) (an indirect wholly owned subsidiary of Indemnitee) and (ii) shares of New HAPI 2 and certain other assets relating to the Homes Business will be contributed to the Homes Group and, following the Distribution, (a) New HAPI 2 will be Indemnitor for all purposes under this Agreement and (b) a substantial portion of the Homes Business and certain related assets and liabilities will be held by New HAPI 2 (which will be an indirect wholly owned subsidiary of Homes) and its subsidiaries;

WHEREAS, Honeywell historically operated certain businesses whose activities have resulted in certain environmental remediation liabilities subject to indemnification by the Honeywell Group (and, indirectly, Indemnitor Group), which have been identified as Specified Sites on Exhibit E hereto;

WHEREAS, in light of Indemnitor’s ownership of the equity interests in certain of the other entities comprising the Homes Group, Indemnitor has determined that it is appropriate and desirable for Indemnitor to agree to pay to Indemnitee the Environmental Obligation and, because of its recognized experience with and efficient management of such matters, for Indemnitee to manage such Claims as more fully described in this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Definitions. When used in this Agreement, the following terms shall have the respective meanings specified below.

“Accrued Amounts” shall have the meaning set forth in Section 2.4(b).

“Adverse Change” shall have the meaning set forth in Section 2.11(a).

“Affiliate” of any Person shall mean a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) Homes and the other members of the Homes Group shall not be considered Affiliates of Honeywell or any of the other members of the Honeywell Group and (ii) Honeywell and the other members of the Honeywell Group shall not be considered Affiliates of Homes or any of the other members of the Homes Group.

“Aggregate Annual Obligation” shall mean, in respect of any calendar year, the sum of (i) the Environmental Obligation in respect of such calendar year, plus (ii) any Disallowance Payment calculated as of December 31 of such year, plus (iii) any Cumulative Outstanding Liability Transfer Losses, calculated as of December 1 of such year.

“Agreement” shall have the meaning given to it in the preamble to this Agreement.

“Agreement Amendment” shall have the meaning set forth in Section 2.11(a).

“Ancillary Agreement” shall mean the instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by the Separation Agreement.

“Annual  Cash  Deficiency   Payment”   shall   have   the   meaning   set   forth in Section 2.3(d)(ii).

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York City, New York.

“Cap” shall mean $140,000,000.

“Cash Amounts” shall mean, in respect of any Person (i) amounts of cash actually paid by such Person to any other Person or (ii) amounts to be paid by such person to any other Person that are classified as accounts payable; provided, for the avoidance of doubt, that any amount previously counted as a Cash Amount pursuant to clause (ii) may not be counted as a Cash Amount pursuant to clause (i) in a subsequent year’s calculation of the Aggregate Annual Obligation.

“Cash True-Up Payments” shall have the meaning set forth in Section 2.3(d)(ii).

“Claims” shall mean (i) any and all claims asserted, made or alleged against any member of the Honeywell Group or the Homes Group or their respective Representatives, or any of the heirs, executors, successors and assigns of any of the foregoing, regardless of when they are made, arise or arose, alleging any injury, harm, risk, damage, cost or expense of any kind or nature, which are asserted to be related in any way, directly or indirectly, to (A) any violation of, noncompliance with, or liability under any HSE Laws associated with the Specified Sites, including, without limitation, response to, investigation and remediation of Releases, (B) the Release or exposure to Hazardous Materials associated with the Specified Sites (excluding any such current non-remediation claims asserted, made or alleged related to matters listed on Schedule 1.1 hereto, including, without limitation, personal injury and loss of property value claims), or (C) any natural resource damages with respect to the Specified Sites, and (ii) any investigation and remediation of Releases with respect to the Specified Sites unrelated, or in addition, to any claim. For the avoidance of doubt, “Claims” shall not include any SpinCo HSE Liabilities (as defined under the Separation Agreement).

“Cumulative Outstanding Liability Transfer Losses” shall mean an amount equal to: (i) 90% of the Liability Transfer Resolution Amount, less (ii) 90% of the Insurance Receipts received in respect of a Liability Transfer Resolution Event, less (iii) 90% of Affirmative Environmental Litigation Proceeds received in respect of a Liability Transfer Resolution Event, less (iv) 90% of Property Sales Proceeds received in respect of a Liability Transfer Resolution Event, less (v) 90% of Co-Contributions Proceeds received in respect of a Liability Transfer Resolution Event, and less (vi) the aggregate amount of all Liability Transfer Allocations, calculated in each case, as of December 1 of any year.

“Current Credit Agreement” shall mean the Credit Agreement to be entered into by and among, inter alia, Homes, the Homes Borrower, the lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent.

“Default” shall have the meaning set forth in Section 2.12(a).

“Default Date” shall have the meaning set forth in the proviso in Section 2.12(a).

“Default Deferral” shall have the meaning set forth in Section 2.4(a).

“Deficiency Amount” shall mean, in respect of any calendar year, the amount, if any, by which (i) the Estimated Annual Obligation for such year is less than (ii) the lesser of: (A) the Aggregate Annual Obligation and (B) the Cap.

“Disallowance Payment” shall mean, as of any date, 90% of Insurance Disallowances during the term of this Agreement that Indemnitor has not already paid to Indemnitee pursuant to this Agreement; provided that if any Disallowance Payment would result in an amount in excess of the Cap being paid in respect of the year the related Insurance Receipt was applied, then such Disallowance Payment shall be limited to the difference between the Cap and the amount of the Aggregate Annual Obligation for such year.

“Dispute” shall have the meaning set forth in Section 4.3.

“Distribution” shall mean the distribution by Honeywell to Record Holders, on a pro rata basis, of all of the outstanding shares of common stock of Homes owned by Honeywell.

“Distribution Date” shall mean the date, determined by Honeywell in accordance with the Separation Agreement, on which the Distribution occurs.

“Environmental Obligation” shall mean, in respect of any period, an amount equal to (i) 90% of the Losses incurred by Indemnified Parties related to Claims (other than any Losses that are included in the calculation of a Liability Transfer Resolution Amount) in such period, less (ii) 90% of the Insurance Receipts for such period, less (iii) 90% of amounts received by any member of the Honeywell Group resulting from affirmative litigation relating to Claims in such period, net of any costs or expenses of whatever kind in respect of Managing, investigating, responding to, prosecuting, settling, compromising or resolving claims relating to such affirmative litigation, including attorneys’ fees and costs (including, but not limited to, the costs of experts and vendors necessary to prosecute, compromise and manage such affirmative litigation) (“Affirmative Environmental Litigation Proceeds”), less (iv) 90% of the net proceeds received in such period by any member of the Honeywell Group in respect of sales of any property comprising the Specified Sites in such period (“Property Sales Proceeds”), and less (v) 90% of any other amounts contributed to or otherwise paid to or on behalf of any member of the Honeywell Group by other Persons not within the Honeywell Group relating to Claims in such period, net of any costs to the Honeywell Group in connection with recovering such amounts (“Co- Contributions Proceeds”), in each of clauses (ii), (iii), (iv) and (v), excluding such amounts in respect of a Liability Transfer Resolution Event.

“Estimated Annual Loss Statement” shall mean, in respect of any calendar year, an annual written statement, a form of which is attached hereto as Exhibit A, setting forth the Estimated Annual Obligation in respect of such year.

“Estimated Annual Obligation” shall mean, in respect of any calendar year, (i) 90% of the amount of estimated Losses incurred by the Indemnified Parties in respect of Claims (other than any Losses that are included in the calculation of a Liability Transfer Resolution Amount), less (ii) 90% of the amount of estimated Insurance Receipts, less (iii) 90% of the amount of estimated Affirmative Environmental Litigation Proceeds, less (iv) 90% of the amount of estimated Property Sales Proceeds and less (v) 90% of the amount of estimated Co-Contributions Proceeds, in each case, as such estimate is set forth in the Estimated Annual Loss Statement and, in each of clauses (ii), (iii), (iv) and (v), excluding such amounts in respect of a Liability Transfer Resolution Event.

“Estimated Initial Obligation” shall mean, in respect of the Initial Period, (i) 90% of the amount of estimated Losses incurred by the Indemnified Parties in respect of Claims (other than any Losses that are included in the calculation of a Liability Transfer Resolution Amount), less (ii) 90% of the amount of estimated Insurance Receipts, less (iii) 90% of the amount of estimated Affirmative Environmental Litigation Proceeds, less (iv) 90% of the amount of estimated Property Sales Proceeds, and less (v) 90% of the amount of estimated Co-Contributions

Proceeds, in each of clauses (ii), (iii), (iv) and (v), excluding such amounts in respect of a Liability Transfer Resolution Event.

“FCCR Test” shall have the meaning set forth in Section 2.4(a).

“Financial Covenant Deferral” shall have the meaning set forth in Section 2.4(a).

“Financial  Indebtedness”  shall  mean,  for  any Person,  all  obligations  of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities with respect to

(a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured or (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities.

“Financial Representative” shall mean any arranger, collateral agent, administrative agent, indenture trustee or other agent trustee or representative for any holder of Senior Indebtedness.

“Fiscal Quarter” shall mean the fiscal quarter of Indemnitee, it being understood that for purposes hereof, the fourth Fiscal Quarter of any calendar year shall mean the Fiscal Quarter ending on December 31st; provided that if Indemnitee changes its fiscal year, the Parties shall work together in good faith to amend this Agreement as may be necessary.

“General RP Basket” shall have the meaning set forth in Section 2.10. “Governmental Approvals” shall mean any notices, reports or other filings to be given to or made with, or any consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Guarantee” shall have the meaning set forth in Section 2.13.

“Hazardous Materials” means (i) any natural or artificial substance (whether solid, liquid, gas or other form of matter, noise, microorganism or electromagnetic field) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos-containing materials, perfluoroalkyl substances, urea formaldehyde foam insulation, carcinogens, endocrine disrupters, lead-based paint, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, greenhouse gases and ozone- depleting substances and (ii) any other chemical, material, substance or waste that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any HSE Law.

“Homes” shall have the meaning given to it in the recitals to this Agreement. “Homes Borrower” shall mean Resideo Funding Inc.

“Homes Business” shall mean the provision of products, solutions, and technologies that control residential energy efficiency, safety, and security, with a portfolio of connected devices and software, as well as wholesale distribution of security and low voltage products, in each case, as conducted by Honeywell and its Affiliates prior to the Distribution, including as described in the Information Statement.

“Homes Group” shall mean (a) Homes, (b) each Person that will be a Subsidiary of Homes immediately prior to the Distribution and (c) each Person that becomes a Subsidiary of Homes after the Distribution, including in each case any Person that is merged or consolidated with or into Homes or any Subsidiary of Homes and any Person that becomes a Subsidiary of Homes following the Distribution.

“Homes Issuer” shall mean Resideo Funding Inc.

“Homes Newco” shall have the meaning set forth in Section 4.7(c).

“Homes Restricted Group” shall mean the Homes Group, excluding any Unrestricted Subsidiary of Homes.

“Honeywell” shall have the meaning given to it in the preamble to this Agreement. “Honeywell Group” shall mean Honeywell and each of its Subsidiaries, including any Person that becomes a Subsidiary of Honeywell following the Distribution, but excluding any member of the Homes Group.

“HSE Law” shall mean any Law or Governmental Approvals, or any standard used by a Governmental Authority pursuant to any Law or Governmental Approvals, relating to (i) pollution, (ii) protection or restoration of the indoor or outdoor environment or natural resources, (iii) the transportation, treatment, storage or Release of, or exposure to, hazardous or toxic materials, (iv) the registration, manufacturing, sale, labeling or distribution of hazardous or toxic materials or products containing such materials (including the REACH Regulation and similar requirements), (v) process safety management or (vi) the protection of the public, worker health and safety or threatened or endangered species.

“Indemnified Parties” shall mean any member of the Honeywell Group or its Representatives, or any of the heirs, executors, successors and assigns of any of the foregoing.

“Indemnitee” shall have the meaning given to it in the preamble to this Agreement.

“Indemnitor” shall have the meaning given to it in the preamble to this Agreement.

“Indemnitor Group” shall mean (a) Indemnitor, (b) each Person that will be a Subsidiary of Indemnitor immediately prior to the Distribution and (c) each Person that is or becomes a Subsidiary of Indemnitor after the Distribution, including, in each case, any Person that is merged or consolidated with and/or into Indemnitor or any Subsidiary of Indemnitor and any Person that becomes a Subsidiary of Indemnitor as a result of transactions that occur following the Distribution.

“Indemnity Default Notice” shall  have  the  meaning set  forth  in  the  proviso in Section 2.12(a)(iv).

“Indenture” shall mean the Indenture to be entered into prior to the Distribution by and among the Homes Issuer, the guarantors named therein and the trustee named therein.

“Information Statement” means the Information Statement sent to the holders of common stock of Honeywell in connection with the Distribution, as such Information Statement may be amended from time to time.

“Initial Cap” shall mean the product of (x) the Cap multiplied by (y) the quotient represented by (1) the number of days between the Distribution Date and December 31, 2018 (inclusive of such dates), divided by (2) 365.

“Initial  Cash  Deficiency   Payment”   shall   have   the   meaning   set   forth   in Section 2.3(b)(ii).

“Initial Deficiency Amount” shall mean the amount, if any, by which the Estimated Initial Obligation is less than the lesser of: (i) the Initial Cap and (ii) the Initial Obligation.

“Initial Environmental Obligation” shall mean an amount equal to: (i) 90% of Losses incurred by Indemnified Parties in respect of Claims incurred during the Initial Period (other than any Losses that are included in the calculation of a Liability Transfer Resolution Amount), less (ii) 90% of (A) Insurance Receipts, (B) Affirmative Environmental Litigation Proceeds, (C) Co-Contributions Proceeds, and (D) Property Sales Proceeds, in each of clauses (A), (B) and (C), in respect of Losses incurred during the Initial Period, and in the case of (D), in respect of property sales consummated during the Initial Period. For purposes of this definition, in each of clauses (A), (B), (C) and (D), excluding such amounts in respect of a Liability Transfer Resolution Event.

“Initial Obligation” shall mean, in respect of the Initial Period, the sum of (i) the Initial Environmental Obligation in respect of the Initial Period, plus (ii) any Disallowance Payment as of the Initial Period, plus (iii) any Cumulative Outstanding Liability Transfer Losses, calculated as of December 1, 2018.

“Initial Overage Amount” shall mean the amount, if any, by which the Initial Obligation is less than the lesser of: (i) the Estimated Initial Obligation and (ii) the Initial Cap.

“Initial Period” shall have the meaning set forth in Section 2.2(a).

“Initial Prior Year Aggregate Loss Statement” shall mean a written statement, a form of which is attached hereto as Exhibit B, setting forth (i) the Initial Obligation, (ii) the Initial Deficiency Amount or the Initial Overage Amount, as applicable, (iii) if applicable, the Cumulative Outstanding Liability Transfer Losses as of December 1, 2018, (iv) any Liability Transfer Resolution Events that have occurred from (and including) the Distribution Date to December 1, 2018 and (v) the Liability Transfer Resolution Amounts in respect of such Liability Transfer Resolution Events.

“Insolvency Proceeding” shall mean, with respect to any Person, any distribution to creditors of such Person in (a) any liquidation or dissolution of such Person; (b) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Person or such Person’s property; (c) any assignment by such Person for the benefit of its creditors; or (d) any marshalling of such Person’s assets and liabilities.

“Insurance Disallowances” shall mean the amount of any insurance disallowances relating to Insurance Receipts actually paid to the Honeywell Group (not disputed by Indemnitee at the time of calculating the Initial Obligation or the Aggregate Annual Obligation).

“Insurance Receipts” shall mean, for any calendar period for which an Environmental Obligation is owed, as applicable, the amount of cash actually received by Indemnitee or its Affiliates in such period with respect to any casualty insurance policies of Indemnitee or its Affiliates in respect of Losses related to Claims, less all costs and expenses (including attorneys’ fees and costs) incurred by Indemnitee or its Affiliates in connection with the collection of such proceeds.

“Law” shall mean any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liability Transfer Allocation” shall have the meaning set forth in Section 2.3(f).

“Liability Transfer Resolution Amount” shall mean the aggregate amounts paid or payable by the Honeywell Group at any time following the date of this Agreement in satisfaction of all Liability Transfer Resolution Events occurring after the date hereof.

“Liability Transfer Resolution Event” shall mean the contractual transfer of liabilities to a third party of all or a portion of current or future Claims or Losses.

“Losses” shall mean Cash Amounts in respect of losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, financial assurance or expenses of whatever kind in respect of Managing, investigating, responding to, remediating, defending, settling, compromising or resolving Claims, including attorneys’ fees and costs (including, but not limited to, the costs of experts, consultants, and vendors necessary to defend, compromise and Manage the Claims, security costs and real estate Taxes) and including, without limitation, punitive, incidental, consequential, special or indirect Losses (or any other Cash Amounts paid or to be paid to any Person).

“Loss Statement Date” shall have the meaning set forth in Section 2.2(d).

“Management” or “Managing” shall mean, with respect to any Claim, the defense, settlement and payment of such Claim, including the management of insurance claims relating thereto (and the defense, settlement, payment and receipt of amounts in respect thereof).

“Material Indebtedness” shall have the meaning set forth in the Current Credit Agreement.

“New HAPI 2” shall have the meaning given to it in the recitals to this Agreement.

“New Loan Parties” shall have the meaning set forth in Section 2.13.

“Obligations” shall mean any principal, interest, premiums, penalties, fees, indemnifications, reimbursements, fees and expenses, damages and other liabilities payable under the documentation governing any Financial Indebtedness.

“Order” shall mean any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary course of business (including with respect to nature, scope, magnitude, quantity and frequency) that does not require any board of director or shareholder approval or any other separate or special authorization of any nature and similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business acting in good faith; provided that, for the avoidance of doubt, the payment of reasonable and customary corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties), the payment of taxes and the payment of costs and expenses in connection with litigation matters shall be deemed to be in the ordinary course of business.

“Overage Amount” shall mean, in respect of any calendar year, the amount, if any, by which (i) the Aggregate Annual Obligation is less than (ii) the lesser of: (A) the Estimated Annual Obligation for such year and (B) the Cap.

“Overage Credit” shall have the meaning set forth in Section 2.3(b)(i).

“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Payment Blockage Notice” shall have the meaning set forth in Section 2.14(c)(ii).

“Payment Blockage Period” shall have the meaning set forth in Section 2.14(c)(ii).

“Payment Deferral” shall have the meaning set forth in Section 2.4(a).

“Payment in Full” or “Paid in Full” shall mean, with respect to any Financial Indebtedness, payment in full in cash, cash collateralization of all letters of credit, hedging and cash management obligations and the termination of all commitments to lend, as applicable pursuant to the documents evidencing such Financial Indebtedness.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Principal Credit Agreement” shall mean the Current Credit Agreement; provided, that, if, as of any date, the Current Credit Agreement shall not be the credit facility of Homes Group with the largest aggregate amount of revolving commitments and revolving loans outstanding (or, if no revolving commitments or revolving loans are outstanding, the largest aggregate amount of commitments and loans outstanding), the Principal Credit Agreement shall be the credit facility of Homes with the largest aggregate amount of revolving commitments and revolving loans outstanding as of such date (or, if no revolving commitments or revolving loans are outstanding, the largest aggregate amount of commitments and loans outstanding).

“Prior Year Aggregate Loss Statement” shall mean an annual written statement, a form of which is attached hereto as Exhibit D, setting forth (i) the Aggregate Annual Obligation for the immediately preceding year, (ii) if applicable, the Cumulative Outstanding Liability Transfer Losses as of December 1 of such immediately preceding year, (iii) the Deficiency Amount or the Overage Amount, as applicable, in respect of such immediately preceding year, (iv) any Liability Transfer Resolution Events that occurred from (and including) the date Cumulative Outstanding Liability Transfer Losses were previously calculated to December 1 of the year immediately preceding delivery of the Prior Year Aggregate Loss Statement and (v) the Liability Transfer Resolution Amounts in respect of such Liability Transfer Resolution Events.

“Quarterly Cap” shall have the meaning set forth in Section 2.3(c).

“Quarterly Payment” shall have the meaning set forth in Section 2.3(c).

“Quarterly Payment Date” shall have the meaning set forth in Section 2.3(c).

“Quarterly Report” shall mean the report, a form of which is attached hereto as Exhibit C, delivered to Indemnitor providing year-to-date information regarding the amount of Losses that have been incurred by the Indemnified Parties in respect of Claims, (ii) the amount of Insurance Receipts that Indemnitee or any member of the Honeywell Group has received, (iii) the amount of Affirmative Environmental Litigation Proceeds that Indemnitee or any member of the Honeywell Group has received, (iv) the amount of Property Sales Proceeds that Indemnitee or any member of the Honeywell Group has received, (v) the amount of Co-Contributions Proceeds that Indemnitee or any member of the Honeywell Group has received and (vi) any Liability Transfer Resolution Events that have occurred since (and including) the prior Loss Statement Date and the Liability Transfer Resolution Amounts in respect of such Liability Transfer Resolution Events.

“REACH Regulation” shall mean Regulation (EC) No. 1907/2006 on the Registration, Evaluation, Authorisation and Restriction of Chemicals, including any implementing legislation or regulations, in each case as may be amended.

“Record Holders” shall mean holders of common stock of Honeywell as of the close of business on the date determined by the Honeywell board of directors as the record date for determining the shares of common stock of Honeywell in respect of which shares of common stock of Homes will be distributed pursuant to the Distribution.

“Release” shall mean any actual or threatened release, spill, emission, discharge, flow (whether through constructed or natural ditches, pipes, watercourses, overland flows or other means of conveyance), leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of a Hazardous Material; provided that, for the avoidance of doubt, mere vehicular transportation from an initial location to an offsite location, without more, shall not be deemed to constitute a Release from that initial location to the offsite location.

“Reorganization” shall mean the transactions described on Schedule I to the Separation Agreement.

“Representatives” shall mean the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Restricted Subsidiary” means any subsidiary of Homes that is a “Restricted Subsidiary” under the Principal Credit Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Senior Agent” shall mean such Person acting as administrative agent for the lenders party to the Principal Credit Agreement or, if there is only one lender thereunder, such lender.

“Senior Indebtedness” shall mean, collectively, the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) payable pursuant to the terms of all agreements, documents and instruments governing Financial Indebtedness of Indemnitor Group (together with all fees, costs, expenses and other amounts accrued or due on or in connection therewith) whether outstanding on the date of this Agreement or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by Indemnitor (including all deferrals, refinancings, renewals, extensions or refundings of, or amendments, restatements, modifications, waivers or supplements to, or deferrals to, the foregoing), except for: (i) any Financial Indebtedness that by its terms expressly provides that such Financial Indebtedness shall not be senior in right of payment to payments made by Indemnitor to Indemnitee hereunder or expressly provides that such Financial Indebtedness is equal with or junior in right of payment with payments made by Indemnitor to Indemnitee hereunder; (ii) any Financial Indebtedness between or among the members of Indemnitor Group, other than, for the avoidance of doubt, Financial Indebtedness incurred for the benefit of Affiliates arising by reason of guaranties by Affiliates of Financial Indebtedness of such Affiliate to a Person that is not a member of Indemnitor Group; (iii) any liability for federal, state, local or other taxes owed or owing by Indemnitor; or (iv) Indemnitor’s trade payables and accrued expenses (including, without limitation, accrued compensation and accrued restructuring charges) or deferred purchase prices for goods, services or materials purchased or provided in the ordinary course of business. For the avoidance of doubt, Financial Indebtedness under the Principal Credit Agreement or the Indenture constitutes Senior Indebtedness.

“Senior Payment Default” shall have the meaning set forth in Section 2.14(c)(i). “Separation” shall mean (a) the Reorganization and (b) any other transfers of assets and assumptions of liabilities, in each case, between a member of the Honeywell Group, on the one hand, and a member of the other Homes Group, on the other hand, provided for in the Separation Agreement or in any Ancillary Agreement.

“Separation Agreement” shall have the meaning given to it in the recitals to this Agreement.

“Separation Transaction” shall mean any spin-off, split-off, carve-out, demerger, recapitalization or similar transaction.

“Specified Event of Default” shall mean, with respect to any Senior Indebtedness having commitments or an outstanding principal amount of at least $25,000,000, (a) a payment or bankruptcy event of default thereunder or (b) if a financial maintenance covenant exists under such Senior Indebtedness, an event of default resulting from a breach of such financial maintenance covenant.

“Specified Sites” shall mean the sites listed on Exhibit E hereto or any other sites formerly owned, formerly operated or formerly used for disposal by Honeywell Group; provided, that “Specified Sites” shall not include those sites listed on (i) Exhibit F hereto or (ii) Schedule XII of the Separation Agreement.

“Subsidiary” of any Person shall mean any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests, having, by the terms thereof, ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all United States or other federal, state, provincial, territorial, local, foreign and other income, gross receipts, franchise, profits, capital gains, capital stock, capital, transfer, sales, use, value added, goods and services, harmonized sales, occupation, employer health, property, excise, severance, windfall profits, stamp, license, payroll, employment, customs, social security (or similar), pension plan, unemployment, disability, workers’ compensation, real property, personal property, registration, alternative or add-on minimum, withholding and other taxes, assessments, charges, duties, fees, levies, premiums or other governmental charges of any kind whatsoever, including all installments of tax, estimated taxes, deficiency assessments, additions to tax, penalties and interest, and indemnity obligations in respect of tax, in each case whether disputed or not.

“Termination Date” shall have the meaning set forth in Section 3.1.

“True-Up Payment Date” shall mean the dates identified as such in Section 2.3(b) and Section 2.3(d).

“Unrestricted Subsidiary” shall mean any subsidiary of Homes that is an “Unrestricted Subsidiary” under the Principal Credit Agreement.

ARTICLE II

INDEMNIFICATION

Section 2.1Indemnification and Reimbursement by Indemnitor. From and after the Distribution Date, Indemnitor hereby agrees to, and shall, indemnify and hold harmless or reimburse Indemnitee from and against, and in respect of, its liability for Losses incurred by Indemnified Parties in respect of Claims in accordance with the terms and subject to the conditions set forth in this Agreement.

Section 2.2Estimates; Statements; and Reports.

(a)Indemnitee shall deliver to Indemnitor, prior to the Distribution Date, a written estimate of the Estimated Initial Obligation for the period (the “Initial Period”) commencing on the Distribution Date through December 31, 2018. On March 1, 2019, Indemnitee shall deliver to Indemnitor the Initial Prior Year Aggregate Loss Statement.

(b)Beginning no later than December 14, 2018, and thereafter on or prior to December 15 of each year, Indemnitee shall deliver to Indemnitor an Estimated Annual Loss Statement in respect of the following calendar year.

(c)On March 29, 2019 and each subsequent date that is forty-five (45) days following the end of each Fiscal Quarter, Indemnitee shall deliver to Indemnitor the Quarterly Reports, updated in respect of the prior Fiscal Quarter.

(d)On March 2, 2020, and on or before March 1 of each year thereafter until the Termination Date, Indemnitee shall deliver to Indemnitor the Prior Year Aggregate Loss Statement (the “Loss Statement Date”).

(e)If any report is due under this Agreement on a date that is not a Business Day, such report shall be due on the next following Business Day.

(f)In the event that any member of the Honeywell Group is notified of, and is required to pay any amount in respect of, an Insurance Disallowance, Indemnitee shall reasonably promptly notify Indemnitor of such Insurance Disallowance.

(g)If a Liability Transfer Resolution Event occurs, Indemnitee shall reasonably promptly notify Indemnitor of such Liability Transfer Resolution Event and the Liability Transfer Resolution Amount relating to such Liability Transfer Resolution Event.

(h)Upon reasonable request, Indemnitee shall provide such additional information from time to time as may be necessary for Indemnitor to satisfy its obligations as an SEC registrant, in accordance with, and giving due regard to the principles of confidentiality and legal privilege identified in, Section 2.15 hereof.

(i)Indemnitee shall have no obligation to provide information to Homes or Indemnitor   or   any   of    their    respective    Affiliates    other    than    as    set    forth    in   this Section 2.2, Section 2.8 and Section 3.3(a).

(j)To the extent not already provided under Section 2.9, Indemnitor shall provide to Indemnitee any financial statements and other information (in each case other than information regarding collateral matters) provided by Indemnitor to the lenders under the Principal Credit Agreement or other Senior Indebtedness reasonably promptly after such information is required to be delivered to such lenders.

Section 2.3Payments  to  Indemnitee.Indemnitor shall make the payments to Indemnitee set forth in this Section 2.3.

(a)Payment of the Estimated Initial Obligation. Thirty (30) days following the Distribution Date, Indemnitor shall pay to Indemnitee the Estimated Initial Obligation; provided, that, in the event that the Estimated Initial Obligation exceeds the Initial Cap, Indemnitor shall pay to Indemnitee an amount equal to the Initial Cap.

(b)Initial Obligation True-Up. On March 20, 2019 (which shall be a True-Up Payment Date):

(i)if there is an Initial Overage Amount, then such Initial Overage Amount shall be applied as a credit (an “Overage Credit”) to the next Quarterly Payment and, to the extent any portion of such Overage Credit remains, to any subsequent Quarterly Payments or Cash True-Up Payments, and the amount of the Overage Credit shall be reduced by the amount thereof applied as a credit in respect of such payments until the Overage Credit is equal to zero; and

(ii)if there is an Initial Deficiency Amount, then such Initial Deficiency Amount shall be paid by payment of cash from Indemnitor to Indemnitee (any such cash payment, the “Initial Cash Deficiency Payment”).

(c)Quarterly Payments. On January 30, 2019, and each subsequent date that is thirty (30) days following the start of each Fiscal Quarter until the Termination Date (each, a “Quarterly Payment Date”), Indemnitor shall pay Indemnitee an amount equal to one-fourth (1/4) of the Estimated Annual Obligation for such year (each such payment, a “Quarterly Payment”); provided, however, that, if the Estimated Annual Obligation for such year exceeds the Cap, then each Quarterly Payment for purposes of this Agreement shall be $35,000,000 (the “Quarterly Cap”).

(d)Annual True-Up of Estimated Payments. On the second Quarterly Payment Date of each calendar year until the Termination Date (each such date shall be a True-Up Payment Date):

(i)if there is an Overage Amount set forth in the Prior Year Aggregate Loss Statement, then such Overage Amount shall be applied as an Overage Credit to the next Quarterly Payment and, to the extent any portion of such Overage Credit remains, to any subsequent Quarterly Payments or Cash True-Up Payments, and the amount of the Overage Credit shall be reduced by the amount thereof applied as a credit in respect of such payments until the Overage Credit is equal to zero;

(ii)if there is a Deficiency Amount set forth in the Prior Year Aggregate Loss Statement, then such Deficiency Amount shall be paid first by reducing the amount of any remaining Overage Credit and then, if such Overage Credit has been reduced to zero, by payment of cash from Indemnitor to Indemnitee (any such cash payment, a “Annual Cash Deficiency Payment” and, together with the Initial Cash Deficiency Payment, the “Cash True-Up Payments”).

(e)If the amount of the Cash True-Up Payment set forth on the Prior Year Aggregate Loss Statement exceeds $30,000,000, then the Cash True-Up Payment shall be paid in eight (8) equal installments; the first of such payments shall be made on the True-Up Payment Date and the seven (7) subsequent payments shall be made on the first calendar day of each subsequent month. For the avoidance of doubt, such Cash True-Up Payments will not be included in, or subject to, the Cap in respect of the calendar year in which such payments are made.

(f)As of the Loss Statement Date of each year, the aggregate annual payments made under this Section 2.3 (including payable by reduction in Overage Credit), which, for the avoidance of doubt, shall be adjusted to reflect any Overage Amount or Deficiency Amount, shall be allocated as follows: (i) first to satisfy the Environmental Obligation, then (ii) to satisfy any Disallowance Payment, and then (iii) to satisfy any Cumulative Outstanding Liability Transfer Losses (the amount of any payment made in respect of the Cumulative Outstanding Liability Transfer Losses, a “Liability Transfer Allocation”). In respect of any calendar year the amounts of such allocations shall be included in the Prior Year Aggregate Loss Statement or Initial Prior Year  Aggregate  Loss  Statement   delivered   in   the   following   year   under   Section 2.2(d) or Section 2.2(a). For the avoidance of doubt, the Cumulative Outstanding Liability Transfer Losses shall be carried over year-to-year and recalculated as of December 1 of each calendar year following a Liability Transfer Resolution Event, until the earlier of (i) the year that there are no Cumulative Outstanding Liability Transfer Losses or (ii) the Termination Date.

Section 2.4Payment Deferrals.

(a)Indemnitor shall defer any Quarterly Payment, any Cash True-Up Payment, or payment of Accrued Amounts to the extent that, as of a Quarterly Payment Date or, as applicable, a True-Up Payment Date: (i) a Specified Event of Default has occurred and is continuing under the Principal Credit Agreement or any other Senior Indebtedness (a “Default Deferral”) or (ii) if, after giving effect to any such cash payment due and payable, (x) the Homes Restricted Group, on a consolidated basis, would fail to be in compliance with any financial maintenance covenant under the Principal Credit Agreement or (y) the Homes Restricted Group, on a consolidated basis, would fail to maintain a Fixed Charge Coverage Ratio (as defined in the Indenture) of at least 2:00 to 1:00 (the “FCCR Test”); provided that this clause (y) shall only apply in the event that at the time such cash payment is due and payable, (1) no Principal Credit Agreement exists, (2) no financial maintenance covenant exists under the terms of any Senior Indebtedness and (3) the Indenture (or a replacement indenture that constitutes Senior Indebtedness) exists and the FCCR Test remains applicable (a “Financial Covenant Deferral” and, together with a Default Deferral, a “Payment Deferral”). For the avoidance of doubt, Indemnitor shall pay such portion of any Quarterly Payment, Cash True-Up Payment or Accrued Amounts subject to a Financial Covenant Deferral to the extent that payment would not result in a Financial Covenant Deferral.

(b)If   Indemnitor   shall   defer   any   cash   payments    in    accordance  with Section 2.4(a), any amounts so deferred (“Accrued Amounts”) shall be paid in accordance with this Section 2.4(b).

(i)On each True-Up Payment Date, if any Accrued Amounts have accrued and remain unpaid, then Indemnitor shall pay such Accrued Amounts, subject to Payment Deferral pursuant to Section 2.4(a), provided that, if the sum of (A) that amount of the Aggregate Annual Obligation that was due and payable (including payable by reduction in Overage Credit) in respect of the preceding calendar year, plus (B) such Accrued Amounts exceeds the Cap, then Indemnitor shall only pay such Accrued Amounts exceeding the Cap that Indemnitor is permitted to pay under Section 6.08(a)(xii)(A) (Limitations on Restricted Payments) of the Principal Credit Agreement (or any successor provision).

(ii)Any Accrued Amounts that remain unpaid following any True-Up Payment Date shall be paid on the next succeeding True-Up Payment Date as provided in this Section 2.4.

(c)In any Fiscal Quarter, unless and until all amounts due in such Fiscal Quarter in respect of Quarterly Payments, Cash True-Up Payments and Accrued Amounts have been paid in full:

(i)no member of Indemnitor Group shall declare, make or commit to make or pay any dividend or other distribution on, or redeem, purchase or otherwise acquire, the equity of any member of Indemnitor Group, directly or indirectly (other than dividends or distributions by a wholly owned Subsidiary to its parent; provided, that no such dividend or distribution may be made by Indemnitor to its parent unless such dividend or distribution is (x) used to pay obligations owing under Senior Indebtedness that are due and payable or (y) permitted under Section 2.4(c)(ii)); and

(ii)other than in the Ordinary Course of Business, no member of Indemnitor Group shall assume or enter into any intercompany transactions resulting in the payment of any amount by a member of Indemnitor Group to any member of the Homes Group that is not a member of Indemnitor Group.

Section 2.5Manner of Payment.

(a)All payments to Indemnitee to be made hereunder shall be made by wire transfer of immediately available funds, to an account specified by Indemnitee in writing, and Indemnitor shall send a payment confirmation to Indemnitee by fax or e-mail.

(b)In addition to any other amounts payable hereunder (including those payable pursuant to Section 4.10 and Section 3.3(a)(i)) and any other rights Indemnitee may have hereunder, Indemnitor shall pay Indemnitee a late payment fee of five percent (5%) per annum on all payments that are more than thirty (30) days past due, with such late payment fee accruing as of such date thirty (30) days following the missed payment. For the avoidance of doubt, (i) any late payment fees made pursuant to this Section 2.5 shall not be included in, or subject to, the Cap and (ii) Accrued Amounts shall not accrue any late payment fee hereunder unless such amounts are required to be paid pursuant to Section 2.4 and are not so paid.

(c)If any payment is due and payable under this Agreement on a date that is not a Business Day, such payment shall be due and payable on the next following Business Day.

Section 2.6Limitations to Indemnification and Reimbursement. For the avoidance of doubt, (i) payments of Accrued Amounts are not subject to the Cap and shall be payable as provided in Section 2.4(b), and (ii) except as set forth in Section 2.3(e), any amounts payable under this Agreement that are not paid due to the Cap shall not be applied to another year.

Section 2.7Illustrative Examples. Set forth on Schedule 2.7 hereto are examples of the payments that may be made pursuant to Sections 2.3 and 2.4, which are being provided for illustrative purposes only and are not the sole examples of a particular concept or intended to be a representation as to any future payments.

Section 2.8Management of Claims.  Indemnitee shall be solely responsible for, and  shall have sole discretion with respect to, the Management of all Claims. Indemnitor shall have the right to meet with Indemnitee’s remediation management team, including outside litigation or environmental counsel if necessary, once each Fiscal Quarter to discuss the Quarterly Reports; provided, that (a) Indemnitee shall have no obligation to implement or adopt Indemnitor’s requests during such meeting or otherwise consult, seek the consent of, cooperate with or otherwise inform (except pursuant to this sentence, Section 2.2 and Section 3.3(a)) Indemnitor or any of its Affiliates or their respective Representatives regarding the investigation, defense, compromise, settlement or resolution of any Claim, regardless of the party against whom any such Claim may be asserted, the content of such meetings shall be limited to the information contained in the Quarterly Reports, and (c) Indemnitor shall pay all fees and expenses of any outside counsel or consultant relating to such quarterly meetings. All Claims brought against any Indemnified Party subject to indemnification or reimbursement hereunder shall be referred to Indemnitee for Management promptly and, in any event, within fifteen (15) days of notice thereof. Notwithstanding the above, in no event shall Indemnitee or Indemnitee’s counsel be under any obligation to share privileged information with Indemnitor or Indemnitor’s Representatives. Indemnitor shall reasonably cooperate with Indemnitee in connection with the defense of any Claim, including by retaining and providing to Indemnitee records and information that are reasonably relevant to such Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 2.9Covenants.  The provisions of Article V (Affirmative Covenants) (other   than Section 5.03, 5.12, 5.13, 5.14 and 5.15) and Article VI (Negative Covenants) (other than Section 6.15) of the Current Credit Agreement shall be incorporated herein and shall apply mutatis mutandis with changes thereto as set forth in Exhibit G (such exhibit to be agreed following the date hereof and prior to the Distribution Date); provided that members of Indemnitor Group may enter into intercompany transactions with members of the Homes Group in the Ordinary Course of Business.

Section 2.10Restricted Payment Capacity. Indemnitor shall, and shall cause  its Restricted Subsidiaries to, preserve at least $45,000,000 of the payment capacity under Section 6.08(a)(xii)(A) (Limitations on Restricted Payments) (or any successor provision) of the Principal Credit Agreement (the “General RP Basket”) solely for the purpose of paying Accrued Amounts; provided that such General RP Basket shall be reduced by the amount of any Accrued Amounts paid pursuant to Section 2.4(b).

Section 2.11No Acts to Impair Rights.

(a)Indemnitor shall not, and shall not permit its Subsidiaries or Affiliates that are members of the Homes Group to, take any action intended to, or which would reasonably be expected to, prohibit, restrict, circumvent, diminish or impair (or have the effect, directly or indirectly, of prohibiting, restricting, circumventing, diminishing or impairing) in any material respect (i) the ability of Indemnitor to make any payments under this Agreement, (ii) the rights of Indemnitee under this Agreement or (iii) the ability of Indemnitee to enforce its rights under this Agreement; provided that this Section 2.11(a) shall not prohibit the repayment of any Senior Indebtedness that has become due and payable. Without limiting the foregoing, Indemnitor agrees that it shall not, and it shall not permit its Subsidiaries or Affiliates that are members of the Homes Group to, amend or enter into waivers under the Current Credit Agreement or the Indenture, or enter into another Principal Credit Agreement or indenture or other agreements (including other agreements relating to Senior Indebtedness) or make amendments or waivers thereto (any such amendment or waiver or entry into a new agreement, an “Agreement Amendment”), in each case, in a manner that would (x) adversely affect the rights of Indemnitee hereunder or (y) reasonably be expected to (I) prohibit, restrict, circumvent, diminish or impair (or have the effect, directly or indirectly, of prohibiting, restricting, circumventing, diminishing or impairing) the ability of Indemnitor to satisfy its obligations hereunder or (II) trigger a Payment Deferral (an “Adverse Change”) without Indemnitee’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Indemnitor agrees that it shall not, and it shall not permit its Subsidiaries to, effect any Agreement Amendment with respect to the Current Credit Agreement or the Indenture, or any Principal Credit Agreement or indenture or similar agreement, in each case without providing prior written notice to Indemnitee at least ten (10) Business Days prior to effecting such Agreement Amendment.

(b)Without limiting the foregoing, the Parties agree that it is understood that (i) any amendment or waiver of the negative covenants of the Current Credit Agreement or the Indenture resulting in such negative covenants being less restrictive to Homes and its subsidiaries than the Current Credit Agreement or the Indenture, respectively, shall not constitute an Adverse Change and (ii) any amendment or waiver of the provisions of clauses (a)(ii), (a)(iii), (a)(v), (a)(xi) and (a)(xii) of Section 6.08 and Sections 6.11 (as it relates to this Agreement), 6.12, 6.13, 6.15 and 6.17 of the Current Credit Agreement or the corresponding provisions of the Indenture or any Principal Credit Agreement or other indenture, if any that is more restrictive (or any amendment or waiver that has the effect, directly or indirectly, of making such provisions more restrictive) to Homes and its subsidiaries than the Current Credit Agreement or the Indenture, respectively, shall, in each case, without limitation, be deemed to be an “Adverse Change”. In the event of any Agreement Amendment (including any Adverse Change) permitted to be made pursuant to the terms hereunder that is more restrictive to Homes and its Subsidiaries than the Current Credit Agreement, any Principal Credit Agreement or any indenture (including the Indenture), the provisions of such Agreement Amendment shall, unless otherwise agreed in writing by Homes and Indemnitee, also apply (or be deemed to apply automatically) to the corresponding covenant incorporated herein under Section 2.9, mutatis mutandis, such that Indemnitee shall receive the same benefit of such more restrictive terms as the financing sources under the Current Credit Agreement or such Principal Credit Agreement or such indenture, as applicable.

Section 2.12Default.

(a)Notwithstanding anything to the contrary contained in this Agreement, the occurrence of the following events shall constitute a default under, and a breach of, this Agreement (a “Default”):

(i)any failure to make a Quarterly Payment, a Cash True-Up Payment or Accrued Amount when due and payable (except any such amount subject to a Financial Covenant Deferral or a Default Deferral);

(ii)any material breach of this Agreement that is not curable or, if curable, is not cured within thirty (30) days of written notice thereof;

(iii)the failure by Homes or any of its Restricted Subsidiaries to make any payment when due (after giving effect to any applicable grace period) under any Material Indebtedness; or

(iv)any default in the performance of any agreement or condition contained in the Principal Credit Agreement, or any other event or condition, the effect of which default or other event or condition is to cause, or to permit the creditors under the Principal Credit Agreement to cause, the indebtedness under the Principal Credit Agreement to become due prior to its stated maturity or to be required to be repurchased, prepaid, redeemed or deferred prior to its stated maturity; provided, that, (A) in the case of clause (iv) above, any such Default shall be deemed to have occurred only if (x) sixty (60) calendar days have passed since the first date on which a Default would otherwise have been deemed to occur thereunder (such date, the “Default Date”) and (y) thirty (30) calendar days have passed since Indemnitee provides written notice (an “Indemnity Default Notice”) of such default to the Senior Agent (and each Financial Representative for any other Senior Indebtedness having commitments or an outstanding principal amount of at least $25,000,000), which such Indemnity Default Notice may be delivered on or after the Default Date, and during such sixty (60) calendar day and thirty (30) calendar day periods, the relevant creditors under the Principal Credit Agreement have not waived such default and (B) in the case of clauses (i), (ii) and (iii) above, any such Default shall be deemed to have occurred only if thirty (30) days have passed since Indemnitee provides an Indemnity Default Notice to the Senior Agent (and each Financial Representative for any other Senior Indebtedness having commitments or outstanding principal amount of at least $25,000,000) and during such thirty (30) calendar day period, Indemnitee has not waived such default.

(b)Promptly, and in any event within five (5) Business Days, upon obtaining knowledge of any Default, Indemnitor shall deliver notice of such Default to Indemnitee in accordance with Section 4.8, specifying the nature of such Default and what actions Indemnitor has taken, is taking or proposes to take with respect thereto.

Section 2.13Guarantee.   Indemnitor and each Restricted Subsidiary of Indemnitor that is a Loan Party (as defined in the Principal Credit Agreement) shall, on the Distribution Date, enter into a guarantee, which shall be set forth as Exhibit H on the Distribution Date (the “Guarantee”). In the event that any additional Persons shall become a Restricted Subsidiary of Indemnitor and a Loan Party under the Principal Credit Agreement (“New Loan Parties”), Indemnitor shall promptly, and, in any event, within ten (10) Business Days after becoming a Loan Party under the Principal Credit Agreement, cause such New Loan Parties to enter into the Guarantee. The joinder to the Guarantee, and execution and delivery thereof by such New Loan Parties, shall not require the consent of any other party to the Guarantee.

Section 2.14Subordination.

(a)Indemnitee agrees that all amounts payable by Indemnitor to Indemnitee hereunder shall be subordinated in right of payment to the prior Payment in Full of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed) as provided in this Section 2.14.

(b)In the event of any payment or distribution of assets during any Insolvency Proceeding of Indemnitor or any Person providing a Guarantee:

(i)holders of Senior Indebtedness shall first be entitled to receive Payment in Full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such Insolvency Proceeding at the rate specified in the documentation for the applicable Senior Indebtedness) or provision shall be made for such amount in cash, or other payments satisfactory to all of the holders of Senior Indebtedness (such satisfaction to be evidenced in writing by such holders of Senior Indebtedness), before Indemnitee shall be entitled to receive any payment hereunder; and

(ii)until all Obligations with respect to Senior Indebtedness (as provided in clause (i) above) are Paid in Full, any distribution to which Indemnitee would be entitled but for this Section 2.14 shall be made to the Senior Agent (or if there is no Senior Agent, the applicable Financial Representative in accordance with the terms of the Senior Indebtedness and any intercreditor agreement applicable thereto).

(c)Default on Senior Indebtedness.

(i)No payment may be made hereunder, directly or indirectly, if a default in payment of the principal of, premium, if any, or interest on, or other Obligations with respect to any Senior Indebtedness, occurs (each, a “Senior Payment Default”), by reason of acceleration or otherwise, until all Senior Payment Defaults have been cured or waived in accordance with the terms of the agreement, indenture or other document governing such Senior Indebtedness (as evidenced by a written waiver from the holders (or a Financial Representative thereof) of the applicable Senior Indebtedness).

(ii)During the continuance of any event of default with respect to any Senior Indebtedness (other than a Senior Payment Default), permitting the holders thereof (or their Financial Representative) to accelerate the maturity thereof, no payment may be made hereunder, directly or indirectly, for a period (a “Payment Blockage Period”) commencing upon the receipt by Indemnitor of written notice (a “Payment Blockage Notice”) of such event of default from Persons entitled to give such notice under any agreement pursuant to which that Senior Indebtedness may have been issued, that such an event of default has occurred and is continuing and ending on the earliest of: (1) one hundred and eighty (180) days from the date of receipt of the Payment Blockage Notice; (2) the date such event of default has been cured or waived in accordance with the terms of such Senior Indebtedness; or (3) the date such Payment Blockage Period shall have been terminated by written notice from the Person initiating such Payment Blockage Period. Notwithstanding any of the foregoing, until the Obligations under the Principal Credit Agreement are Paid in Full, (x) only the Senior Agent shall have the right to give a Payment Blockage Notice and (y) any Payment Blockage Notice given by a holder of any Senior Indebtedness that is not the Senior Agent shall not be effective for any purposes. Homes shall deliver any Payment Blockage Notice promptly to Indemnitee.

(iii)Indemnitor may resume payments hereunder at the end of the Payment Blockage Period unless a Senior Payment Default then exists.

(iv)Until all Obligations with respect to Senior Indebtedness are Paid in Full, so long as a Senior Payment Default has occurred and is continuing or a Payment Blockage Period has commenced and is continuing, Indemnitee shall not (and shall not permit any member of the Honeywell Group to) make, sue for, ask or demand from any member of the Homes Group payment of all or any of the obligations hereunder, or commence, or join with any creditor other than the Senior Agent in commencing, directly or indirectly cause any member of the Homes Group, or assist any member of the Homes Group in commencing, any Insolvency Proceeding; provided, however, that nothing herein shall restrict Indemnitee from filing a proof of claim with respect to obligations hereunder in any Insolvency Proceeding.

(v)Indemnitor shall promptly provide written notice to Indemnitee regarding the occurrence or termination of a Senior Payment Default.

(d)In the event that Indemnitee receives any payment hereunder, whether in cash, property or securities (including, without limitation, by way of setoff, recovery from a judgment lien or otherwise), at a time when such payment or distribution is prohibited by this Section 2.14, such payment or distribution shall be held by Indemnitee, in trust for the benefit of, and shall be paid forthwith over and delivered to the Senior Agent (or if there is no Senior Agent, the applicable Financial Representative in accordance with the terms of the Senior Indebtedness and any intercreditor agreement applicable thereto).

(e)Indemnitor shall promptly notify Indemnitee of any facts known to Indemnitor that would cause a payment hereunder to violate this Section 2.14, but failure to give such notice shall not affect the subordination of payments hereunder to the Senior Indebtedness as provided in this Section 2.14.

(f)After (and only after) all Senior Indebtedness is Paid in Full in cash or other payment satisfactory to the holders of the Senior Indebtedness (such satisfaction to be evidenced in writing by such holders of Senior Indebtedness), Indemnitee shall be subrogated (equally and ratably with all other indebtedness pari passu with Indemnitee and entitled to similar rights of subrogation) to the rights of holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness to the extent that payments or distributions otherwise payable to Indemnitee have been applied to the payment of Senior Indebtedness. A distribution made under this Section 2.14 to holders of Senior Indebtedness that otherwise would have been made to Indemnitee is not, as between Indemnitor and Indemnitee, a payment on amounts due hereunder.

(g)This Section 2.14 defines the relative rights of, on the one hand, Indemnitee and, on the other hand, the holders of Senior Indebtedness. Nothing in this Section 2.14 shall:

(i)impair, as between Indemnitor and Indemnitee, the obligation of Indemnitor, which is absolute and unconditional, to pay amounts payable by Indemnitor to Indemnitee hereunder;

(ii)affect the relative rights of Indemnitee and creditors of Indemnitor Group other than their rights in relation to holders of Senior Indebtedness; or

(iii)subject to Section 2.14(c)(iv), prevent Indemnitee from exercising its available remedies upon the occurrence of a Default, subject to the rights of holders and owners of Senior Indebtedness under this Section 2.14 to receive distributions and payments otherwise payable to Indemnitee.

If Indemnitor fails, because of this Section 2.14, to pay any amounts due and payable to Indemnitee hereunder on the due date, the failure shall still constitute a Default.

(h)No right of any holder of Senior Indebtedness to enforce the subordination of the amounts payable by Indemnitor to Indemnitee hereunder shall be impaired by any act, or failure to act, by Indemnitor, Homes or Indemnitee or by the failure of Homes, Indemnitor or Indemnitee to comply with this Section 2.14 or any other provision of this Agreement.

(i)Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Financial Representative. Upon any payment or distribution of assets of any member of Indemnitor Group referred to in this Section 2.14, Indemnitee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of a Financial Representative of a holder of Senior Indebtedness or of the liquidating trustee or agent or other person making any distribution to Indemnitee for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of Indemnitor Group, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 2.14.

(j)The provisions of this Section 2.14 and related definitions in Section 1.1 shall not be amended or modified in any manner adverse to the holders of Senior Indebtedness without the written consent of the holders of all Senior Indebtedness (or, in the case of any holders of Senior Indebtedness represented by a Financial Representative, without the written consent of such Financial Representative acting on behalf of such holders pursuant to the terms of the agreement, indenture or other document governing such Senior Indebtedness).

(k)To the fullest extent permitted by Law, the provisions of this Section 2.14 and the obligations under this Agreement shall remain in full force and effect irrespective of (i) any amendment, modification or supplement of, or any rescission, waiver or consent to, any of the terms of the Senior Indebtedness or the agreement or instrument governing the Senior Indebtedness, this Agreement or any other agreement, (ii) the taking, exchange, release or non-perfection of any collateral securing the Senior Indebtedness, or the taking, release or amendment or waiver of or consent to departure from any guaranty of the Senior Indebtedness, (iii) the manner of sale or other disposition of the collateral securing the Senior Indebtedness or the application of the proceeds upon such sale, (iv) the failure of any holder of the Senior Indebtedness or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of the agreement or instrument governing the Senior Indebtedness, this Agreement or otherwise, (v) any illegality, lack of validity or lack of enforceability of any of the terms of the Senior Indebtedness or the agreement or instrument governing the Senior Indebtedness or this Agreement, (vi) any change in the corporate existence, structure or ownership of Indemnitor or any member of Indemnitor Group, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any such Person or its assets, (vii) any action permitted or authorized hereunder, or (viii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Indemnitor, any member of Indemnitor Group, Indemnitee or any other subordinated creditor. Indemnitee and Indemnitor each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and any requirement that any holder of the Senior Indebtedness or Financial Representative of any holders of Senior Indebtedness secure, perfect or insure any security interest or lien or any property or exhaust any right or take any action against Indemnitor, any member of Indemnitor Group or any other person or entity or any collateral. The holders of the Senior Indebtedness (and each Financial Representative of the holders of Senior Indebtedness) are hereby authorized to demand specific performance of this Agreement. Indemnitee and Indemnitor each hereby irrevocably waives any defense based on the adequacy of a remedy at Law, which might be asserted as a bar to such remedy of specific performance.

(I)The holders of the Senior Indebtedness (and each Financial Representative of the holders of Senior Indebtedness) shall be third-party beneficiaries of this Section 2.14 and shall be entitled to enforce the provisions hereof directly against Indemnitee and Indemnitor.

Section 2.15Confidentiality; Privilege.

(a)From and after the Distribution Date until two (2) years following the date of termination of this Agreement, Indemnitor Group shall, and shall cause its Affiliates that are members of the Homes Group and Representatives to, keep confidential any and all non-public information provided pursuant to Section 2.2 and Section 3.3(a); provided, however, that Indemnitor shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Indemnitor (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Indemnitor or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Indemnitor shall, (i) to the extent permissible by such applicable Law or Order, provide Indemnitee with prompt written notice of such requirement, (ii) disclose only that information that Indemnitor determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the request of Indemnitee, reasonably cooperating with Indemnitee to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Distribution Date other than as a result of a disclosure by Indemnitor or any of its Affiliates or Representatives in breach of this Section 2.15 or (B) becomes available to Indemnitor or any of its Affiliates or Representatives after the Distribution Date from a source other than Indemnitee or its Affiliates or Representatives if the source of such information is not known by Indemnitor or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Indemnitee or its Affiliates with respect to such information. Notwithstanding anything to the contrary in this Agreement, any member of Indemnitor Group may share such non-public information with its Affiliates and Representatives, provided that: (i) such Representatives or Affiliate (where such Affiliate is not a member of Indemnitor Group) shall enter into a confidentiality agreement with such member of Indemnitor Group on terms substantially similar to this Section 2.15 to keep such non-public information confidential and will not disclose such information to any other Person; (ii) such Representatives shall not use such non-public information in any manner that is detrimental to the interests of Indemnitee or its Affiliates; and (iii) Indemnitor agrees that it is responsible to Indemnitee for any action, or failure to act, that would constitute a breach or violation of this Section 2.15 by any such Representative or Affiliate.

(b)Indemnitee shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely or primarily to the Claims, whether or not the privileged information is in the possession or under the control of any Affiliate of Indemnitor or any Affiliate of Indemnitee. Indemnitee shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely or primarily to any Claims in connection with any legal proceedings that are now pending or may be asserted in the future, whether or not the privileged information is in the possession or under the control of any Affiliate of Indemnitor or any Affiliate of Indemnitee.

(c)If the Parties do not agree as to whether certain information is privileged information, then such information shall be treated as privileged information, and Indemnitee shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not privileged information or unless the Parties otherwise agree.

(d)The Parties agree that their respective rights to access information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged information between the Parties pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 2.16Tax Treatment. Payments under this Agreement shall be treated for U.S. federal income tax purposes as being made immediately prior to the distribution of Homes by Honeywell, in accordance with the Separation Agreement. Neither Indemnitor nor any of its Affiliates shall claim any deduction for U.S. federal income tax purposes in respect of such payments other than any portion of such payments treated as interest under applicable U.S. federal income tax rules. Honeywell shall be the only person entitled to claim deductions for U.S. federal, state or local income tax purposes in respect of any Losses relating to Claims. All Parties hereto shall and shall cause their Affiliates to file all Tax returns on a basis consistent with the foregoing, and  neither  any  Party  nor  an  Affiliate  shall  take  any  Tax   position  inconsistent  with     this Section 2.16.

ARTICLE III

TERM AND TERMINATION

Section 3.1Term. This Agreement shall be effective as of the date hereof and, unless the Agreement is terminated earlier as provided herein, shall continue until the earliest to occur of December 31, 2043 or (y) December 31st of the third consecutive year during which the sum of  (i)  the  Aggregate  Annual  Obligation,  plus  (ii)  any Accrued  Amounts  has  been  less than $25,000,000 (the “Termination Date”).

Section 3.2Termination. This Agreement may be terminated prior to the Termination Date by mutual written agreement of the Parties (in which case, the date of such termination shall be the “Termination Date” for all other purposes under this Agreement).

Section 3.3Effect of Termination.

(a)Upon the termination of this Agreement, no Party shall have any liability or further obligation to any other Party or any of such Party’s Affiliates under this Agreement; provided, however, that on February 15 of the calendar year following the Termination Date, Indemnitee shall deliver to Indemnitor a Prior Year Aggregate Loss Statement and:

(i)if there is a Deficiency Amount set forth in the Prior Year Aggregate Loss Statement, then such Deficiency Amount shall be due and payable;

(ii)any Accrued Amounts outstanding as of such date shall be due and payable;

(iii)any payments of such Deficiency Amount and any remaining Accrued Amount shall first be paid by reducing the amount of any Overage Amount and any remaining Overage Credit and then, if any such Overage Amount and Overage Credit has been reduced to zero, by payment of cash from Indemnitor to Indemnitee; and

(iv)if there is an Overage Amount set forth in the Prior Year Aggregate Loss Statement and/or any remaining Overage Credit following any payments contemplated by Section 3.3(a)(iii), Indemnitee shall pay to Indemnitor the sum of such Overage Amount, plus any such remaining Overage Credit.

Any payment made hereunder shall be made promptly following delivery of the Prior Year Aggregate Loss Statement and, in any event, within twenty (20) days thereof, in cash, by wire transfer of immediately available funds, to an account specified by the receiving Party in writing and the paying Party shall send a payment confirmation to the receiving Party by fax or e-mail.

(b)Notwithstanding any expiration or termination of this  Agreement, Sections 2.5, 2.14 and 2.15, this Section 3.3, and Article IV shall survive and remain in effect in accordance with their terms. Any termination of this Agreement shall be without prejudice to any other rights or remedies available under this Agreement or at Law.

ARTICLE IV

MISCELLANEOUS

Section 4.1Counterparts; Entire Agreement.  This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes. This Agreement, the Exhibits hereto and the Separation Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

Section 4.2Representations and Warranties. Each Party, severally as to itself only, and not jointly or jointly and severally, hereby represents and warrants to each other Party hereto as of the date of this Agreement as follows:

(a)each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby;

(b)this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof;

(c)neither the execution, delivery or performance by each such Person of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a material violation or material breach of, or material default under, any provision of the organizational documents of such Party or (ii) conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to such Party; and

(d)both (i) immediately after entering into this Agreement and (ii) upon the payment of the Estimated Initial Obligation, Indemnitor shall be solvent and shall (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on its businesses.

Section 4.3Dispute Resolution.  In the event that any Party, acting reasonably, forms  the view that another Party has caused a material breach of the terms of this Agreement, then the Party that forms such a view shall serve written notice of the alleged breach on the other Parties and the Parties shall work together in good  faith to resolve any such  alleged breach within  thirty (30) days of such notice (a “Dispute”). If any such alleged breach is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve any such alleged breach within the following thirty (30) days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such alleged breach in accordance with the procedures contained in this Section 4.3, then the Parties may seek to resolve such matter in accordance  with Section 4.4 and Section 4.5.

Section 4.4Governing Law; Jurisdiction. Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of any state or federal court sitting in New York City in the State of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby, including, without limitation, to their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert and shall hereby waive any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees  that  a  final  judgment  in   any   legal   proceeding   resolved   in   accordance   with   this Section 4.4, Section 4.5 and Section 4.6 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 4.5Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES ITS RIGHTS  TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING, WITHOUT LIMITATION, THEIR EXECUTION, PERFORMANCE OR ENFORCEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.

Section 4.6Court-Ordered    Interim    Relief.    In    accordance    with    Section 4.4 and Section 4.5, at any time after giving notice of a Dispute, each Party shall be entitled to interim measures of protection duly granted by a court of competent jurisdiction: (1) to preserve the status quo pending resolution of the Dispute; (2) to prevent the destruction or loss of documents and other information or things relating to the Dispute; or (3) to prevent the transfer, disposition or hiding of assets. Any such interim measure (or a request therefor to a court of competent jurisdiction) shall not be deemed incompatible with the provisions of Section 4.3, Section 4.4,   or Section 4.5. Until such Dispute is resolved in accordance with Section 4.3 or final judgment is rendered in accordance with Section 4.4 and Section 4.5, each Party agrees that such Party shall continue to perform its obligations under this Agreement and that such obligations shall not be subject to any defense or set-off, counterclaim, recoupment or termination.

Section 4.7Assignability; Transfer.

(a)Except as set forth in Section 4.7(b), (c), (d) and (e), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party (consent to be provided in such Party’s sole discretion); provided that Indemnitee may assign this Agreement to any Affiliate, in whole or in part, without the consent of any other Party hereto.

(b)Any Party may assign this Agreement without prior written consent if: (i) such assignment is pursuant to (a) a merger transaction in which the surviving entity acquires or assumes all, or substantially all, of such Party’s assets or (b) the sale of all, or substantially all, of such Party’s assets; and (ii) other than in respect of an assignment by Honeywell pursuant to clause (b)(i) above, (A) the assignee or successor-in-interest shall have corporate credit ratings assigned to it by Moody’s Corporation and S&P Global Inc. (or any respective successors thereof) of no less than Baa2/BBB, respectively; and (B) it shall not be reasonably foreseeable as of the date of such assignment that such assignee or successor-in-interest will be downgraded as a result of the contemplated transaction with Indemnitor or otherwise. Notwithstanding the foregoing, in no event shall an assignment occur under this Section 4.7(b) unless the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and such assigning Party provides written notice and evidence of such assignment, assumption or succession to the non-assigning Party.

(c)In the event that Indemnitor Group effects a separation of a substantial portion of its business into one or more entities (each a “Homes Newco”), whether existing or newly-formed, including by way of a Separation Transaction, prior to such separation, Indemnitor shall cause any such Homes Newco to enter into an agreement with Indemnitee that contains rights and obligations that are substantially similar to those set forth in this Agreement and under which Homes Newco and Indemnitor shall be jointly and severally responsible for the indemnification and reimbursement obligations set forth in this Agreement. For the avoidance of doubt, any sale of equity interests or assets for consideration is not subject to this Section 4.7(c). Notwithstanding the foregoing, Indemnitor Group may not enter into any Separation Transaction unless Homes Newco shall have corporate credit ratings assigned to it by Moody’s and S&P of no less than Baa2/BBB, respectively, and it shall not be reasonably foreseeable, as of the date of such Separation Transaction, that Homes Newco will be downgraded.

(d)Notwithstanding the foregoing, Indemnitee may assign this Agreement without the consent of any other Party hereto to Honeywell or any of its Subsidiaries and any such transferees or assignees shall thereafter be treated as “Indemnitee” for all purposes under this Agreement.

(e)Notwithstanding the foregoing, Indemnitor may assign this Agreement without the consent of any other Party hereto to New HAPI 2, and New HAPI 2 shall assume all liability hereunder, in connection with the transactions contemplated by the Separation Agreement. Following such assignment and assumption, New HAPI 2 shall be treated as “Indemnitor” for all purposes under this Agreement and New HAPI Inc. shall be relieved of all liability hereunder.

(f)Any purported assignment in contravention of this Section 4.7 shall be void. Subject to this Section 4.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.8Notices.  All notices or other communications under this Agreement shall  be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

(a)	if to Indemnitor:

New HAPI Inc.
115 Tabor Road
Morris Plains,
NJ 07950
Attention:	John J. Tus, President
Email:	John.Tus@Honeywell.com

(b)	if to Indemnitee,

Honeywell International Inc.
115 Tabor Road
Morris Plains,	NJ 07950
Attention:	Anne T. Madden, Senior Vice President, General Counsel and Corporate Secretary
Email:	Anne.Madden@Honeywell.com

(c)	with a copy of any such notice sent to Indemnitee or Indemnitor (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York,	NY 10006
Attention:	Craig B. Brod
Kimberly R. Spoerri
Fax:	(212) 225-3999
Email:	cbrod@cgsh.com
kspoerri@cgsh.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given. Each Party agrees that nothing in this Agreement shall effect the other Parties’ right to serve process in any other manner permitted by Law.

Section 4.9Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 4.10Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. Notwithstanding the foregoing, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party attorneys’ fees and other costs and expenses incurred in connection with any such action in addition to any other relief to which such Party may be entitled. For the avoidance of doubt, any such costs and expenses shall not be included in, or subject to, the Cap.

Section 4.11Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.12Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 4.13Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party; provided that no amendment resulting in the increase of the late payment fee set forth in Section 2.5(b) shall be effective without the written consent of the “Required Lenders” (as defined in the Principal Credit Agreement) under the Principal Credit Agreement. The lenders under the Principal Credit Agreement shall be third-party beneficiaries of this Section 4.13 and shall be entitled to enforce the provisions hereof directly against Indemnitee and Indemnitor.

Section 4.14Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Exhibit references are to the articles, sections and Exhibits of or to this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 4.13 above). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. All references to “$” or dollar amounts are to lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

*****

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

HONEYWELL INTERNATIONAL INC.

By:	/s/Richard Kent
	Name:	Richard Kent
	Title:	Vice President, Deputy General Counsel,
Finance and Assistant Secretary

NEW HAPI INC.

By:	/s/John J. Tus
	Name:	John J. Tus
	Title:	President

[SIGNATURE PAGE TO INDEMNIFICATION AGREEMENT]

EXHIBIT A

ESTIMATED ANNUAL LOSS STATEMENT

Confidential

Date Prepared: [ ]

Estimated Annual Loss Statement in respect of 20[ ]
Estimated Losses1	$[ ]
90% of Estimated Losses	$[ ]
Estimated Insurance Receipts2	$[ ]
Less: 90% of Estimated Insurance Receipts	$[ ]
Estimated Affirmative Environmental Litigation Proceeds3	$[ ]
Less: 90% of Estimated Affirmative Environmental Litigation Proceeds	$[ ]
Estimated Property Sales Proceeds4	$[ ]
Less: 90% of Estimated Property Sales Proceeds	$[ ]
Estimated Co-Contribution Proceeds5	$[ ]
Less: 90% of Estimated Co-Contribution Proceeds	$[ ]
Estimated Annual Obligation	$[ ]

1 Does not include Losses that are included in the calculation of a Liability Transfer Resolution Amount.

2 Does not include amounts received in respect of a Liability Transfer Resolution Event.

3 Does not include amounts received in respect of a Liability Transfer Resolution Event.

4 Does not include amounts received in respect of a Liability Transfer Resolution Event.

5 Does not include amounts received in respect of a Liability Transfer Resolution Event.

EXHIBIT B

INITIAL PRIOR YEAR AGGREGATE LOSS STATEMENT

Confidential

Date Prepared: [ ]

Initial Prior Year Aggregate Loss Statement in respect of 2018
Losses incurred during Initial Period6	$[ ]
90% of Losses incurred during Initial Period	$[ ]
Insurance Receipts incurred during Initial Period7	$[ ]
Less: 90% of Insurance Receipts incurred during Initial Period	$[ ]
Affirmative Environmental Litigation Proceeds incurred during Initial Period8	$[ ]
Less: 90% of Affirmative Environmental Litigation Proceeds incurred during Initial Period	$[ ]
Property Sales Proceeds incurred during Initial Period9	$[ ]
Less: 90% of Property Sales Proceeds incurred during Initial Period	$[ ]
Co-Contribution Proceeds incurred during Initial Period10	$[ ]
Less: 90% of Co-Contribution Proceeds incurred during Initial Period	$[ ]
Initial Environmental Obligation	$[ ]
Plus: any Disallowance Payment	$[ ]
Plus: any Cumulative Outstanding Liability Transfer Losses	$[ ]
Initial Obligation	$[ ]
Estimated Initial Obligation	$[ ]
Less: [Estimated Initial Obligation][Cap]11	$[ ]
[Initial Deficiency Amount][Initial Overage Amount]	$[ ][( )]
[Initial Cash Deficiency Payment][Overage Credit]	$ ][( )]

6 Does not include Losses that are included in the calculation of a Liability Transfer Resolution Amount.

7 Does not include amounts received in respect of a Liability Transfer Resolution Event .

8 Does not include amounts received in respect of a Liability Transfer Resolution Event.

9 Does not include amounts received in respect of a Liability Transfer Resolution Event.

10 Does not include amounts received in respect of a Liability Transfer Resolution Event.

11 The lesser of the Estimated Initial Obligation and the Cap will be deducted from the Initial Obligation.

Liability Transfer Resolution Amount	$[ ]
90% of Liability Transfer Resolution Amount	$[ ]
Insurance Receipts in respect of a Liability Transfer Resolution Event	$[ ]
Less: 90% of Insurance Receipts	$[ ]
Affirmative Environmental Litigation Proceeds in respect of a Liability Transfer Resolution Event	$[ ]
Less: 90% of Affirmative Environmental Litigation Proceeds	$[ ]
Property Sale Proceeds in respect of a Liability Transfer Resolution Event	$[ ]
Less: 90% of Property Sale Proceeds	$[ ]
Co-Contribution Proceeds in respect of a Liability Transfer Resolution Event	$[ ]
Less: 90% of Co-Contribution Proceeds	$[ ]
Less: aggregate amount of all Liability Transfer Allocations12	$0
Cumulative Outstanding Liability Transfer Losses	$[ ][( )]

Estimated Initial Obligation	$[ ]
[Plus: Initial Deficiency Amount][Less: Initial Overage Amount]	$[ ]
Aggregate annual payments made under Section 2.3	$[ ]
Less: Initial Environmental Obligation	$[ ]
Less: Disallowance Payments	$[ ]
Liability Transfer Allocation (for following year)13	$[ ][( )]
Plus: all prior Liability Transfer Allocations	$0
Aggregate amount of all Liability Transfer Allocations (for following year)14	$[ ][( )]

12 This amount is calculated as of immediately prior to the Loss Statement Date and will not include the Liability Transfer Allocation which is calculated pursuant to Section 2.3(e) as of the Loss Statement Date on which this Initial Prior Year Aggregate Loss Statement is delivered. Therefore, the amount will be $0.

13 This Liability Transfer Allocation amount is provided as a reference for the following year and will be used in the calculation of the Cumulative Outstanding Liability Transfer Losses in such following year, but will not be used in such calculation for the year in respect of which this report is generated.

14 This Liability Transfer Allocation amount is provided as a reference for the following year and will be used in the calculation of the Cumulative Outstanding Liability Transfer Losses in such following year, but will not be used in such calculation for the year in respect of which this report is generated.

Description of Liability Transfer Resolution Events occurring until December 1, 2018	Liability Transfer Resolution Amounts
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]

EXHIBIT C

QUARTERLY REPORT

Confidential

Date Prepared: [ ]

Quarterly Report in respect of Quarter [ ] of 20[ ]
Year-to-Date Losses15	$[ ]
90% of Year-to-Date Losses	$[ ]
Year-to-Date Insurance Receipts16	$[ ]
Less: 90% of Year-to-Date Insurance Receipts	$[ ]
Year-to-Date Affirmative Environmental Litigation Proceeds17	$[ ]
Less: 90% of Year-to-Date Affirmative Environmental Litigation Proceeds	$[ ]
Year-to-Date Property Sales Proceeds18	$[ ]
Less: 90% of Year-to-Date Property Sales Proceeds	$[ ]
Year-to-Date Co-Contribution Proceeds19	$[ ]
Less: 90% of Year-to-Date Property Sales Proceeds	$[ ]
Year-to-Date Environmental Obligation	$[ ]
Year-to-Date Disallowance Payments	$[ ]

15 Does not include Losses that are included in the calculation of a Liability Transfer Resolution Amount.

16 Does not include amounts received in respect of a Liability Transfer Resolution Event.

17 Does not include amounts received in respect of a Liability Transfer Resolution Event.

18 Does not include amounts received in respect of a Liability Transfer Resolution Event.

19 Does not include amounts received in respect of a Liability Transfer Resolution Event.

Description of Year-to-Date Liability Transfer Resolution Events	Liability Transfer Resolution Amounts
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]

EXHIBIT D

PRIOR YEAR AGGREGATE LOSS STATEMENT

Confidential

Date Prepared: [ ]

Prior Year Aggregate Loss Statement in respect of 20[ ]
Losses20	$[ ]
90% of Losses	$[ ]
Insurance Receipts21	$[ ]
Less: 90% of Insurance Receipts	$[ ]
Affirmative Environmental Litigation Proceeds22	$[ ]
Less: 90% of Affirmative Environmental Litigation Proceeds	$[ ]
Property Sales Proceeds23	$[ ]
Less: 90% of Property Sales Proceeds	$[ ]
Co-Contribution Proceeds24	$[ ]
Less: 90% of Property Sales Proceeds	$[ ]
Environmental Obligation	$[ ]
Plus: any Disallowance Payment	$[ ]
Plus: any Cumulative Outstanding Liability Transfer Losses	$[ ]
Aggregate Annual Obligation	$[ ]
Estimated Annual Obligation	$[ ]
Less: [Estimated Annual Obligation][Cap]25	$[ ]
[Deficiency Amount][Overage Amount]	$[ ][( )]
[Less: Overage Credit]26	$[ ]
[Annual Cash Deficiency Payment][Overage Credit]	$[ ][( )]

20 Does not include Losses that are included in the calculation of a Liability Transfer Resolution Amount.

21 Does not include amounts received in respect of a Liability Transfer Resolution Event.

22 Does not include amounts received in respect of a Liability Transfer Resolution Event.

23 Does not include amounts received in respect of a Liability Transfer Resolution Event.

24 Does not include amounts received in respect of a Liability Transfer Resolution Event.

25 The lesser of the Estimated Initial Obligation and the Cap will be deducted from the Initial Obligation.

26 Overage Credit is deducted only if there is a Deficiency Amount.

Liability Transfer Resolution Amount	$[ ]
90% of Liability Transfer Resolution Amount	$[ ]
Insurance Receipts in respect of a Liability Transfer Resolution Event	$[ ]
Less: 90% of Insurance Receipts	$[ ]
Affirmative Environmental Litigation Proceeds in respect of a Liability Transfer Resolution Event	$[ ]
Less: 90% of Affirmative Environmental Litigation Proceeds	$[ ]
Property Sale Proceeds in respect of a Liability Transfer Resolution Event	$[ ]
Less: 90% of Property Sale Proceeds	$[ ]
Co-Contribution Proceeds in respect of a Liability Transfer Resolution Event	$[ ]
Less: 90% of Co-Contribution Proceeds	$[ ]
Less: aggregate amount of all Liability Transfer Allocations27	$[ ]
Cumulative Outstanding Liability Transfer Losses	$[ ][( )]

Estimated Annual Obligation	$[ ]
[Plus: Deficiency Amount][Less: Overage Amount]	$[ ]
Aggregate annual payments made under Section 2.3	$[ ]
Less: Environmental Obligation	$[ ]
Less: Disallowance Payments	$[ ]
Liability Transfer Allocation (for following year)28	$[ ][( )]
Plus: all prior Liability Transfer Allocations	$[ ]
Aggregate amount of all Liability Transfer Allocations (for following year) 29	$[ ][( )]

27 This amount is calculated as of immediately prior to the Loss Statement Date and will not include the Liability Transfer Allocation which is calculated pursuant to Section 2.3(e) as of the Loss Statement Date on which this Prior Year Aggregate Loss Statement is delivered.

28 This Liability Transfer Allocation amount is provided as a reference for the following year and will be used in the calculation of the Cumulative Outstanding Liability Transfer Losses in such following year, but will not be used in such calculation for the year in respect of which this report is generated.

29 This Liability Transfer Allocation amount is provided as a reference for the following year and will be used in the calculation of the Cumulative Outstanding Liability Transfer Losses in such following year, but will not be used in such calculation for the year in respect of which this report is generated.

Description of Liability Transfer Resolution Events occurring between December 1, 20[ ] and December 1, 20[ ]	Liability Transfer Resolution Amounts
[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]

EXHIBIT E

SPECIFIED SITES

Site Num	Site Name
R37466	BAY POINT CORNER PROPERTY
R37891	BBI - NEWARK, CA
R37893	BBI - PORTLAND, OR
R35024	Ironton Tar Plant
R35057	Detroit Tar
R35139	Rouge River
R37134	IRONTON - COKE/TAR PLANT
R37291	IRONTON - GOLD CAMP DUMP
R30907	Syracuse - Program Costs
R30911	Syracuse - Semet Residue Ponds
R30925	Syracuse - LCP OU-1
R35001	Syracuse - LCP OU-2
R35002	Syracuse - Mathews Ave
R35003	Syracuse - Nine-Mile Creek
R35015	Syracuse - Semet/Willis IRM
R35046	Syracuse - Settling Basins 1-8
R35048	Syracuse - Wastebed B
R37676	Syracuse - Onondaga Lake
R37743	Syracuse - Tully Water Treatmt
R37910	Syracuse - Willis Avenue
R37911	Syracuse - Settling Basin 9-15
R37977	Syracuse - Ballfield
R37978	Syracuse - SB B/ HarborB RI/FS
Multiple	NJ Chrome - Miscellaneous sites
R37465	DUNHAM-BUSH SITE
R37472	JCIA Site
R35183	(PMT) SWA - Eupen
R30081	GOSSAN MINES
R30924	LCP MOUNDSVILLE SOUTH
R37932	UOP UPLAND AREA
R37662	Amherstburg - HF
R30926	LCP ACME
R30927	LCP BRUNSWICK
R35172	(AERO) Mishawaka, IN
R37418	PEAK CREEK
R35129	Amherstburg GCCL
R37003	SOUTH MONTROSE PLANT
R37494	RCRA - FAIRFIELD TAR PLANT
R33436	Erie
R35179	El Segundo
R37560	Ottawa, Ontario
R37950	BAY POINT PLANT PONDS
R35037	NJ Chrome - SA7

Site Num	Site Name
R30061	SOUTH POINT
R30064	RCRA - DANVILLE PLANT
R30070	RCRA - METROPOLIS PLANT
R30074	BUFFALO DYE (COLOR) - AREA D
R30076	CELOTEX - CHICAGO TAR PLANT
R30080	EVERETT TAR PLANT
R30082	MALDEN TAR PLANT
R30088	TONAWANDA PLASTICS PLANT
R30098	N. PENN WATER
R30103	SCHMIGEL SITE
R30112	BRIDGEPORT RENTAL & OIL CO.
R30130	ALLTIFT LANDFILL
R30148	LIQUID WASTE DISPOSAL OF KY
R30905	BALTIMORE PLANT
R30906	GEISMAR (ARCADIAN)
R30909	Syracuse - Multisite OM&M
R30916	QUANTA RESOURCES (EDGEWATER)
R30954	Maxey Flats
R30988	BLUFF ROAD (SCRDI)
R33401	UOP Littleton
R33405	Dwyer Groundwater
R33407	Fire-Lite Alarms
R33408	Nylene Canada
R33409	WVB WQARF
R33410	Site A Barrett
R33413	Niagara Sanitation Co.
R33415	Jurubatuba, Garrett
R33417	Doelcam - Soldiers Field
R33418	UTP Conner
R33419	Old Roosevelt Field
R33420	Union Oil & Gas
R33423	Parkview COPR Site
R33426	Semet Solvay Company
R33427	Columbia St Partners
R33428	Vine Hill Landfill Complex
R33429	Gary Landfill Superfund Site
R33431	HW-Bull Indian School Rd
R33433	Fullerton Legacy
R33435	Hauck Manufacturing
R33434	Launceston (Elster)
R33438	Trex Properties
R33440	Sacramento Suburban Water
R35008	IAC - Peoria, AZ
R35009	IAC - Fort Washington, PA

Site Num	Site Name
R35011	Towson
R35013	Syracuse - East Flume IRM
R35014	Syracuse - Geddes Brook IRM
R35016	Signal Oil & Gas: Long Beach
R35018	Gabriel Manufacturing
R35021	Shenzhen (Duracraft)
R35027	Flexonics/Grove Investment
R35033	South Andover
R35034	General Chemical (ALL)
R35036	NJ Chrome (ACO) - Fisk Street
R35041	Ford Pond - General Oil
R35045	Ohe Landfill, Germany
R35047	Syracuse - Dredge Spoils
R35051	Utica/Bendix
R35053	Front Royal
R35055	Acme - Rockford
R35056	Baltimore Chrome Site
R35060	Bulciago, Italy
R35062	Titusville
R35063	Emlenton
R35064	Farmer's Valley
R35066	Quanta - Long Island City
R35068	Baton Rouge Salt Dome
R35069	Peterson/Puritan Site
R35072	Lammers Barrel
R35074	Operation & Maintenance
R35075	Area 13 - GASD
R35077	Area 21 - AERO
R35078	Newell - Allied Dump
R35080	American Pine Products
R35084	BBI-Milltown Court
R35085	Bendix 430 Industrial Ave
R35086	Philip Services Incinerator
R35091	Ottawa River
R35096	Cox Road Dump Site
R35098	Bayou Bouillon Oil & Gas
R35100	Lower Passaic River
R35101	Newark Bay Study Area
R35102	Highland Park
R35103	Grimes / Conductorlab
R35104	Ned Comer v Murphy Oil
R35105	Higdon v Exxon Mobil
R35110	Seattle Gas Park
R35111	Warren Chemical
R35113	Swann Park

Site Num	Site Name
R35116	OM&M
R35121	Yosemite Creek
R35124	PAL - Sediments/NRD
R35126	PAL - VOCs / Vapor Intrusion
R35127	PAL - European Rem Legislation
R35128	PAL - Sustainability
R35130	Bendix (Mitchel v Zaiser)
R35132	Ward Transformer
R35134	Brooklyn Tar
R35137	De Haen Platz
R35138	Gowanus Canal
R35143	Barrett - Galveston
R35144	Le Mans, France
R35145	Brownell Land Company
R35146	SA-6 North Non-Chrome
R35147	SA-6 South Non-Chrome
R35148	Tiverton Town Landfill
R35151	Invensys - Sarasota
R35152	Invensys - Shelby
R35153	Invensys - Spring Valley
R35156	Alternate Energy Resources
R35157	Hancock Oil
R35163	(ACS) Norcross Chicago
R35168	(AERO) Grimes - Plymouth
R35170	(AERO) Grimes - Ocala
R35173	(AERO) Gennevilliers
R35174	(AERO) Vendome
R35176	(AERO) Witry, France
R35178	(PMT) FP - Danville, IL
R35184	UTP Stockstill vs ARC
R35185	(PMT) SMO - Franklin, IN
R35192	Elkton Farms
R35201	Bob Cox Well #1
R35202	National Metal & Smelting
R35203	Vandenberg AFB
R35204	528 Elm St Corp
R35208	Grimes - Santa Ana
R35210	Ellis Rd Superfund Site
R35211	Norcross Maiden
R35212	Borchardt v Kerr-McGee
R35213	(ACS) Mars Hill
R35216	NHOU Second Interim Remedy
R35223	Circle Environmental
R35224	UTP Benoit
R35225	UTP Fruge

Site Num	Site Name
R35226	UTP Creadeur
R35227	LWD Calvert
R35228	Marcellus strategic effort
R35229	BBI - Harbor Ave
R35230	Marine Shale Processors
R35232	NL Industries - Raritan Bay
R35234	Newtown Cr Superfund Site
R35235	26 Smith Street
R37001	EATONTOWN PLANT
R37005	TETERBORO PLANT
R37011	Beck's Lake
R37029	CITY CHEMICAL
R37039	PRESTOLITE (MANSFIELD)
R37042	Dewey Loeffel Landfill
R37065	AMPHENOL - DANBURY SITE
R37068	COMMERCIAL OIL SERVICES
R37069	PAS-SATELLITE SITES - VOLNEY
R37070	NORTH HOLLYWOOD
R37075	BERKS LANDFILL
R37077	NL INDUSTRIES (PEDRICKTOWN)
R37080	MINT CANYON
R37081	GGASD - AREA 10 PHOENIX
R37092	PAS-SATEL SITES - IRWIN PROP
R37100	CHEMICAL CONTROL
R37102	SHARKEY LANDFILL
R37103	TONOLLI CORP.
R37132	BESLY PRODUCTS,GREENFIELD
R37136	BELL AEROSPACE/TEXTRON
R37138	Bayou Sorrel
R37139	SCP CARLSTADT
R37146	CRINER-HARDAGE SITE
R37150	PAS-MAIN SITE -POLL ABAT SVCS
R37151	PAS-SATEL SITES - CLOTH DISP
R37152	RIX FOREST WASTE PRODUCTS
R37154	BLOSENSKI LANDFILL
R37155	ACME SOLVENTS
R37156	HECLA MINING (TORCH LAKE)
R37165	CHEM-DYNE
R37170	NJ CHROME (NON) - HC HLTH/LGL
R37176	AMPHENOL - COLUMBIA(RICHLAND)
R37177	AMPHENOL-SIDNEY-E END BLR RM
R37178	AMPHENOL-SIDNEY-HILL / W WELL
R37180	AMPHENOL - FRANKLIN PLANT(IN)
R37183	AMPHENOL - SIDNEY LAGOONS
R37184	AMPHENOL - RICH HILL LANDFILL

Site Num	Site Name
R37185	AMPHENOL - ROSELAND PL (ECRA)
R37190	AMPHENOL - RT.8 LANDFILL
R37197	Neptune (Greenwood)
R37206	MPB LEBANON (SB) FACILITY
R37208	REVERE CORPORATION
R37211	TONAWANDA COKE (BUFFALO COKE)
R37213	HARMON COLORS SITE
R37217	Valmont Road Site
R37229	Amphenol Hill
R37230	TORK LANDFILL
R37234	Conservation Chemical
R37237	PAS-SATEL SITES - FULTON TERM
R37240	OPERATING INDUSTR SITE (OII)
R37274	AiResearch SEPULVEDA (LAX)
R37288	NJ CHROME (ACO) - BALDWIN STL
R37289	NJ CHROME (ACO) - DEGEN OIL
R37292	GTSD (AUTO) - ARBOR VITAE
R37308	ARTEL/FIKE/ROBERTS CHEM
R37341	GARRETT AREA 14 TEMPE
R37342	AiResearch TORRANCE SITE "B"
R37368	WESTLAKE VILLAGE
R37379	ESTES LANDFILL
R37380	SKY HARBOR AIRPORT / ELAKE PK
R37384	SPECTRON/GALAXY (LESLIE LNDF)
R37393	NJ CHROME (ACO) - DELPHIC CON
R37394	NJ CHROME (ACO) - RSVLT LANES
R37396	FRYE WAREHOUSE
R37397	PLASKON SITE
R37399	CHERRY FARM LANDFILL
R37401	THOMPSON CHEMICAL SITE
R37403	NJ CHROME (ACO) - OLD DOMINIO
R37405	NL INDUSTRIES (GRANITE CITY)
R37406	CENTRAL CHEMICAL CORPORATION
R37413	BERRY'S CREEK
R37417	SYNTHETIC CRYSTAL (SYNOPTICS)
R37458	QUANTA RESOURCES (SYRACUSE)
R37462	NJ CHROME (ACO) - FOODTOWN
R37464	EWAN PROPERTY
R37467	NJ CHROME (NON)-EXXON BAYONNE
R37474	NJ CHROME (ACO) -ABF TRUCKING
R37475	NJ CHROME (ACO) - POSN & TURK
R37476	Burlington Mine
R37483	Rocco's Lndf -Sutton Brk Disp
R37484	GGASD - SPRINGFIELD PLANT
R37487	MIDDLE GROUND LANDFILL

Site Num	Site Name
R37497	METAMORA LANDFILL
R37500	ADMIN - RES
R37514	ADMIN - SUPPORT: COMPUTER OPS
R37523	SUPERFUND SETTLEMENTS PROJECT
R37537	LABORATORY INSPECTION PROGRAM
R37550	JM - Minnetonka, MN
R37551	HW - Gardena, CA
R37552	HW - Synertek, CA
R37553	HW - Deer Valley
R37554	HW - Tampa, FL
R37555	HW - Solitron, FL
R37556	HW - Tecstar
R37557	HW - Skinner
R37558	HW - Brighton, MA
R37561	Carouge, Switzerland
R37564	HW - Hassayampa, AZ
R37565	HW - Bay Drums
R37579	HW - Wauconda
R37581	HW - Enviro-Chem
R37582	HW - Northside Landfill
R37589	HW - Casmalia
R37600	DULUTH TAR
R37608	TRI-CITIES BARREL SUPERFUND
R37641	TRINITY INDUSTRIES
R37643	Delaware Sand & Gravel
R37646	PULLMAN (UOP AEROSPACE)
R37654	SUMITOMO - ALLIED AEROSPACE
R37671	DETROIT COKE PLANT
R37675	COHOES AVE. IDA SITE (FMD)
R37697	Combe Landfills (North/South)
R37704	CHEMSOL INC. (TANG REALTY)
R37716	BERN METALS
R37717	NJ CHROME (NON) - METRO PARK
R37727	FAIRCHILD INDUSTRIES
R37731	FRONTIER CHEMICAL
R37744	Colorado School of Mine
R37745	BUFFALO DYE AREAS A,B,C & E
R37761	Syracuse - Former Plant SPDES/O&M
R37779	DOVER CHEMICAL CORP.
R37793	RACE ST AGRICULTURAL PLANT
R37795	INTL ELECTRONICS RES CORP
R37802	GEORGIA RAILROAD SITE
R37805	Valleyfield Sediments
R37811	NJ CHROME (ACO) - MI HOLDINGS
R37812	NJ CHROME (NON) - DROYERS PT

Site Num	Site Name
R37819	EARLY NORTH SITE
R37825	DUNDALK TERMINAL
R37838	KING ROAD SITE
R37840	SUTTER'S CREEK
R37855	CALAIS FR (UNIV MATTHEY -UOP)
R37862	OLATHE PLANT
R37874	CALUMET PLANT OFF-SITE
R37878	OMEGA CHEMICAL CORP.
R37880	SIGNAL OIL & GAS : BERG SITE
R37881	BAYONNE BARREL & DRUM
R37886	NORTH FRASER HARBOR COMM
R37889	SOLVENT CHEM / BUFFALO AVE
R37892	BBI - SAN DIEGO, CA
R37894	BBI - CICERO, IL
R37901	RCRA - Columbia Plant
R35171	(AERO) Malemort, France
R37902	RCRA - Moncure Plant
R37904	ADMIN - SUPP: LEGAL IN-HOUSE
R37933	UOP STREAM CHANNELS
R37940	BBI - OAKLAND / CURRIER
R37946	Manitoba Tar (IKO, LTD)
R37947	Velsicol Chem - Carlstadt, NJ
R37952	NJ CHROME (NON) - NON ACO
R37953	BBI - BELMONT
R37957	GOMAR - LINDEN, NJ
R37959	Furon (Hoosick Falls, NY)
R37965	Hawkins Point
R37969	Arlington, MA
R37971	Buffalo Outer Harbor
R37973	Amherstburg - Landfill
R37975	Rob Tyler Landfill
R37981	RES OM&M Program Admin
R37984	Bandini, CA
R37991	Chrome Heave Evaluations
R37997	Bendix Plant - Cheshire, CT
R38514	BUFFALO RIVER
R38559	AMPHENOL - SIDNEY CENTER LF
R38560	Solvay Process Company

EXHIBIT F

EXCLUDED SITES

Site Num	Site Name
R35160	Muncie
R37848	SOUTH BEND PLANT COMPLEX
R35177	FP- Baton Rouge SWSI/GW
R35198	Green Island
R33421	(AERO) COM DEV Edinburgh
R33425	Elster Mainz-Kastel
R35182	(PMT) SC - Seelze
R35167	Clearwater Space, FL
R35154	Invensys - Woonsocket
R35164	(ACS) All Norcross sites
R35169	(AERO) Grimes - Urbana
R35180	(PMT) FP - Geismar, LA
R35186	(PMT) UOP - Des Plaines - Oakton
R35187	(PMT) UOP - Riverside-McCook
R35188	(PMT) UOP - Shreveport
R33424	Elster Lotte-Buren
R35220	Hof
R37129	MORRISTOWN SITE
R37655	ROCKY MOUNT PLANT (BECD)
R37982	Delaware Valley
R33412	Elster - Nebraska City
R35054	Site A Bldg 1/5
R35181	Phoenix Engines BSVE

EXHIBIT G

COVENANTS

EXHIBIT G

ARTICLE I

As of the Distribution Date, the Parties agree to the rights and obligations set forth in the affirmative and negative covenants set forth in Article II and Article III hereof, in accordance with Section 2.9 of the Indemnification and Reimbursement Agreement, dated October 14, 2018 (this “Agreement”).

SECTION 1.01.Defined Terms.

(a)Notwithstanding anything to the contrary in this Agreement, capitalized terms used in this Exhibit G and not otherwise defined herein have the meanings specified in the Current Credit Agreement (as in effect on the Distribution Date).

SECTION 1.02.Other Defined Terms.As used in this Exhibit G, the following terms have the meanings specified below:

“Credit Default” shall mean an “Event of Default” under and as defined in the Current Credit Agreement (as in effect on the Distribution Date).

“Debt-Related Guarantee” shall have the meaning of “Guarantee” set forth in the Current Credit Agreement (as in effect on the Distribution Date).

“Default” shall have the meaning set forth in this Agreement. “Guarantee” shall have the meaning set forth in this Agreement.

“Indemnity Guarantee Requirement” shall mean, at any time, the requirement that:

(a)the Indemnitee shall have received from Indemnitor, each other Indemnitor Group Loan Party and each Indemnitor Group Designated Subsidiary (i) a counterpart of the Guarantee to which such Person is a party duly executed and delivered on behalf of such Person or (ii) in the case of any Subsidiary that becomes a Indemnitor Group Loan Party or a Indemnitor Group Designated Subsidiary after the Distribution Date, a supplement to the Guarantee Agreement in substantially the form attached as Exhibit A thereto and other security documents reasonably requested by the Indemnitee, in form and substance reasonably satisfactory to the Indemnitee (consistent with the Guarantee in effect on the Distribution Date), duly executed and delivered on behalf of such Person as may be reasonably requested by Indemnitee; and

(b)except as otherwise provided for in the Guarantee, each Indemnitor Group Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Guarantee to which it is a party, the performance of its obligations thereunder.

1

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition or results of operations of Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries, taken as a whole, (b) the ability of the Indemnitor Group Loan Parties (taken as a whole) to perform their material obligations to Indemnitee under this Agreement or (c) the material rights of, or remedies available to, Indemnitee under this Agreement or the Guarantee.

“Indemnitee” shall have the meaning set forth in this Agreement.

“Indemnitor” shall have the meaning set forth in this Agreement.

“Indemnitor Group” shall have the meaning set forth in this Agreement.

“Indemnitor Group Designated Subsidiary” shall mean any Designated Subsidiary that is a Subsidiary of Indemnitor.

“Indemnitor Group Loan Parties” shall mean each Loan Party that is a Subsidiary of Indemnitor.

“Indemnitor Group Non-Loan Parties” shall mean any member of Indemnitor Group that is not a Loan Party.

“Indemnitor Group Restricted Subsidiaries” shall mean each Restricted Subsidiary that is a subsidiary of Indemnitor.

“Indemnitor Restricted Group” shall mean Indemnitor, the Borrower and each Indemnitor Group Restricted Subsidiary.

“Indemnitor Group Unrestricted Subsidiaries” shall mean Unrestricted Subsidiaries that are Subsidiaries of Indemnitor.

ARTICLE II

Affirmative Covenants

From and including the Distribution Date and until all indemnification obligations under the Agreement have terminated following the Termination Date, Indemnitor covenants and agrees, and shall (except in the case of Sections 2.01 and 2.03 hereof) cause the Borrower to covenant and agree, in each case with the Indemnitee that:

SECTION 2.01.Financial Statements and Other Information. Indemnitor will furnish to Indemnitee the following:

(a)within 90 days after the end of each fiscal year of Holdings (or such later date as Form 10-K of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Indemnitor gives Indemnitee notice of any such extension), Holdings’ audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit, but

2

may contain a “going concern” or like qualification that is due to (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in any future period) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated Subsidiaries;

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or such later date as Form 10-Q of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Indemnitor gives Indemnitee notice of any such extension), its unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated Subsidiaries;

(c)concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying as to whether a Credit Default has occurred and is continuing and, if a Credit Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 3.12 and 3.13 hereof and (B) in the case of financial statements delivered under clause (a) above and, solely to the extent the Borrower would be required to prepay the Term Loans pursuant to Section 2.11(d) of the Current Credit Agreement, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2019, of Excess Cash Flow and (iii) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement, an Unrestricted Subsidiary Reconciliation Statement (except to the extent that the information required thereby is separately provided with the public filing of such financial statement);

(d)within 90 days after the end of each fiscal year of Holdings (or such longer period as permitted under Section 2.01(a) hereof), a detailed consolidated budget for the current fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(e)[reserved];

(f)promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by Holdings to the holders of its Equity Interests generally, as applicable; and

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(g)promptly following any request therefor, but subject to the limitations set forth in the proviso to the last sentence of Section 2.08 hereof and Section 2.16 of the Agreement, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of the Current Credit Agreement, this Agreement, the Guarantee or any Loan Document, as Indemnitee may reasonably request; provided that none of Indemnitor, the Borrower or any Restricted Subsidiary will be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Homes Group (as defined in this Agreement) or any of their respective customers and suppliers, (ii) in respect of which disclosure to Indemnitor (or any of its representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by Holdings, the Borrower or any Restricted Subsidiary (not created in contemplation thereof); provided, further, that if any information is withheld pursuant to clause (i), (ii), or (iii) above, Indemnitor shall promptly notify Indemnitee of such withholding of information and the basis therefor.

Information required to be furnished pursuant to clause (a), (b), (f) or (g) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by Indemnitee.

SECTION 2.02.Notices of Material Events. Indemnitor shall, and shall cause the Borrower and each Indemnitor Group Restricted Subsidiary to, furnish to Indemnitee prompt written notice of the following:

(a)the occurrence of any Default or Credit Default;

(b)to the extent permitted by the Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Indemnitor, the Borrower or any Restricted Subsidiary, affecting Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary, that in each case would reasonably be expected to result in a Material Adverse Effect; and

(c)the occurrence of any Environmental Liability or ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of Indemnitor, the Borrower or any Restricted Subsidiary setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

[Reserved].

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SECTION 2.04.Existence; Conduct of Business. Indemnitor will, and will cause each of the Indemnitor Group Restricted Subsidiaries to, do or cause to be done all things necessary to maintain, preserve, protect, enforce, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and IP Rights in each case to the extent necessary for the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 3.03 or (ii) Indemnitor, the Borrower and each Indemnitor Group Restricted Subsidiary from allowing registered or applied-for IP Rights to lapse, expire, become abandoned or otherwise terminate in the ordinary course of business or where, in its reasonable business judgment, the lapse, expiration, abandonment or termination would not materially interfere with the business of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary, as applicable.

SECTION 2.05.Payment of Taxes. Indemnitor will, and will cause each Indemnitor Group Restricted Subsidiary to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Indemnitor or such Indemnitor Group Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.06.Maintenance of Properties. Except if failure to do so would not reasonably be expected to have a Material Adverse Effect, Indemnitor will, and will cause each of the Indemnitor Group Restricted Subsidiaries to, keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted.

SECTION 2.07.[Reserved].

SECTION 2.08.Books and Records; Inspection and Audit Rights. Each of Indemnitor and the Borrower will, and will cause each of the Indemnitor Group Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each of Indemnitor and the Borrower will, and will cause each of the Indemnitor Group Restricted Subsidiaries to, permit any representatives designated by Indemnitee, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular office hours but no more often than one (1) time during any calendar year absent the existence of a Credit Default; provided, that none of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Indemnitee (or its representatives or contractors) is prohibited by Requirement of Law or any binding agreement (not created in contemplation thereof) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

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SECTION 2.09.Compliance with Laws. Each of Indemnitor and the Borrower will, and will take reasonable action to cause each of the Indemnitor Group Restricted Subsidiaries to, comply with all Requirements of Law (including ERISA, Environmental Laws and the USA PATRIOT Act) with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.10.[Reserved].

SECTION 2.11.[Reserved].

SECTION 2.12.[Reserved].

SECTION 2.13.[Reserved].

SECTION 2.14.[Reserved].

SECTION 2.15.[Reserved].

SECTION 2.16.[Reserved].

SECTION 2.17.Designation of Subsidiaries. Indemnitor may at any time designate any Indemnitor Group Restricted Subsidiary as a Indemnitor Group Unrestricted Subsidiary or any Indemnitor Group Unrestricted Subsidiary as a Indemnitor Group Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Credit Default shall have occurred and be continuing or would result from such designation, (b) immediately after giving effect to such designation, the Consolidated Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of Holdings, is less than 3.00 to 1.00, and the Borrower shall have delivered to Indemnitee a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance with this clause (b) and (c) no Subsidiary may be designated as a Indemnitor Group Unrestricted Subsidiary if it is (i) a “restricted subsidiary” or a “guarantor” (or any similar designation) for the Senior Notes or any Material Indebtedness that is subordinated in right of payment to the Obligations, (ii) Indemnitor or any other Subsidiary that holds, directly or indirectly, any Equity Interests in the Borrower or (iii) the Borrower. The designation of any Subsidiary as an Indemnitor Group Unrestricted Subsidiary shall constitute an Investment by the parent company of such Subsidiary therein under Section 3.04(u) at the date of designation in an amount equal to the fair market value of such parent company’s investment therein. The designation of any Indemnitor Group Unrestricted Subsidiary as a Indemnitor Group Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an Investment by such Subsidiary in any Investments of such Subsidiary, in each case existing at such time, and (ii) a return on any Investment in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

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ARTICLE III

Negative Covenants

Until all indemnification obligations under the Agreement have terminated following the Termination Date:

SECTION 3.01.Indebtedness; Certain Equity Securities. (a) Neither Indemnitor nor the Borrower will, nor will Indemnitor or Borrower permit any of the Indemnitor Group Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)Indebtedness created under the Current Credit Agreement and under the other Loan Documents (including any Indebtedness incurred pursuant to Section 2.21 or 2.23 of the Current Credit Agreement (as in effect on the date hereof));

(ii)(A) the Senior Notes and (B) Refinancing Indebtedness in respect of the Senior Notes (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Notes (or any Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth in the definition of the term “Refinancing Indebtedness”, be deemed to be Refinancing Indebtedness in respect of the Senior Notes (or such Refinancing Indebtedness), and shall be permitted to be incurred and be in existence pursuant to this Section 3.01(a) notwithstanding that the proceeds of such Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Senior Notes (or such Refinancing Indebtedness) immediately upon the incurrence thereof, if the proceeds of such Refinancing Indebtedness are applied to make such repurchase or redemption no later than 90 days following the date of the incurrence thereof;

(iii)Indebtedness (and Debt-Related Guarantees thereof) existing on the Effective Date or the Distribution Date and to the extent having a principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate or arising after the Effective Date and on or before the Distribution Date (and identified as such), set forth in Schedule 6.01 of the Current Credit Agreement (in each case, except for intercompany Indebtedness), any Refinancing Indebtedness in respect thereof and any intercompany Indebtedness existing on the Effective Date or the Distribution Date arising out of, or in connection with, the Transactions (including the Post- Effective Date Repayment);

(iv)Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to Holdings, the Borrower or any other Restricted Subsidiary so long as (A) such Indebtedness of any Subsidiary that is not a Loan Party to Holdings, the Borrower or any other Loan Party shall be permitted under Section 3.04(f) and (B) such Indebtedness of the Borrower or any other Loan Party owing to any Restricted Subsidiary shall be subordinated in right of payment to the Obligations on the terms set forth in the Global Intercompany Note (or any other agreement with substantially similar terms of subordination reasonably satisfactory to the Administrative Agent); provided that Restricted Subsidiaries that are not Loan Parties shall not be required to become party to the Global Intercompany Note until the 120th day after the Effective Date (or such longer period as agreed by the Administrative Agent, acting reasonably);

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(v)Debt-Related Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (a)(iii) or (a)(vii) of this Section 3.01); provided that (A) the Indebtedness so Guaranteed is permitted by this Section, (B) Debt-Related Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 3.04, and (C) Debt-Related Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations (if such Indebtedness is subordinated to the Obligations) and (D) none of the Senior Notes shall be Guaranteed by any Subsidiary unless such Subsidiary is a Loan Party;

(vi)(A) Indebtedness of any member of the Indemnitor Restricted Group incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any member of Indemnitor Restricted Group in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above; provided further that at the time of incurrence thereof, the aggregate principal amount of Indebtedness permitted by this clause (vi), together with any sale and leaseback transaction incurred pursuant to Section 3.06, outstanding under this clause (vi) at any time shall not exceed the greater of (x) $45,000,000 and (y) 1.00% of Consolidated Total Assets.

(vii)(A) Indebtedness of any Person that becomes a Indemnitor Group Restricted Subsidiary (or of any Person not previously a Indemnitor Group Restricted Subsidiary that is merged or consolidated with or into a Indemnitor Group Restricted Subsidiary in a transaction permitted hereunder) after the Distribution Date, or Indebtedness of any Person that is assumed by Indemnitor or any such Indemnitor Group Restricted Subsidiary in connection with an acquisition of assets by Indemnitor or such Indemnitor Group Restricted Subsidiary in an acquisition permitted by Section 3.04; provided that such Indebtedness exists at the time such Person becomes a Indemnitor Group Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Indemnitor Group Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed, as applicable, pursuant to clause (A) above;

(viii)other Indebtedness in an aggregate principal amount outstanding under this clause (viii) at any time not exceeding, the greater of (x) $135,000,000 and (y) 3.00% of Consolidated Total Assets,

(ix)Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Indebtedness outstanding in reliance on this clause (ix) shall not exceed, at the time of incurrence thereof, the greater of (x) $100,000,000 and (y) 2.25% of Consolidated Total Assets in the aggregate;

(x)Indebtedness and obligations in respect of self-insurance and obligations in respect of bids, tenders, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

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(xi)Indebtedness in respect of Hedging Agreements permitted by Section 3.07 (including any Back to Back Arrangements);

(xii)Indebtedness in respect of any overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business; provided, that with respect to any such Indebtedness that constitutes Secured Cash Management Obligations and is incurred in reliance on this clause (xii) by Indemnitor Group Restricted Subsidiaries that are not Loan Parties, at the time such Indebtedness is incurred and after giving effect thereto, the Non- Guarantor Debt Basket shall not be exceeded;

(xiii)Indebtedness in the form of deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earnouts, non-competition agreements and other contingent arrangements) or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under this Agreement;

(xiv)Refinancing Term Loan Indebtedness incurred pursuant to Section 2.23 of the Current Credit Agreement (as in effect on the Distribution Date);

(xv)Alternative Incremental Facility Debt, provided that the aggregate principal amount of such Alternative Incremental Facility Debt shall not exceed the amount permitted under Section 2.21 of the Current Credit Agreement (as in effect on the Distribution Date);

(xvi)Indebtedness representing deferred compensation to directors, officers, consultants or employees of Holdings, the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(xvii)Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 3.08;

(xviii)[Reserved];

(xix)Indebtedness of Indemnitor Group Restricted Subsidiaries that are not Loan Parties under bilateral local law credit and other working capital facilities; provided that at the time such Indebtedness is incurred under this clause (xix) and after giving effect thereto, such incurrence shall not cause the Non-Guarantor Debt Basket to be exceeded (without duplication of any Cash Management Financing Facilities); provided, further that any such Indebtedness secured by a Letter of Credit issued under the Current Credit Agreement in a principal amount not to exceed the face amount of such Indebtedness shall not count toward the aggregate amount permitted under this Section 3.01(a)(xix) (including the Non-Guarantor Debt Basket);

(xx)other Indebtedness of Indemnitor or any of the Indemnitor Group Restricted Subsidiaries so long as (A) after giving thereto on a Pro Forma Basis (1) in the case of Indebtedness secured by a Lien on the Collateral, the Consolidated Senior Secured Leverage Ratio does not exceed 1.50 to 1.00 and (2) in the case of any Indebtedness that is unsecured, (x) the Consolidated Total Leverage Ratio is no greater than 0.50:1.00 less than the applicable maximum Consolidated Total

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Leverage Ratio set forth in Section 3.12 and (y) the Consolidated Interest Coverage Ratio is greater than or equal to 2.75 to 1.00, (B) the incurrence of Indebtedness pursuant to this clause (xx) by a Indemnitor Group Restricted Subsidiary that is not a Loan Party shall not cause the Non-Guarantor Debt Basket to be exceeded (after giving effect thereto on a Pro Forma Basis), (C) such Indebtedness shall not mature or, in the case of unsecured Indebtedness and Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, require any scheduled amortization or require any scheduled amortization or require scheduled payments of principal or shall be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation, in each case, prior to the Latest Maturity Date as of such date, and shall have a weighted average life to maturity not shorter than the longest remaining weighted average life to maturity of the Loans, (D) no Event of Default shall exist or shall result therefrom (it being understood that if the proceeds of the relevant Indebtedness will be applied to finance a Limited Condition Transaction and the Borrower has made an LCT Election, no Event of Default shall exist and be continuing as of the LCT Test Date) and (E) such Indebtedness has terms and conditions that in the good faith determination of the Borrower are no less favorable to the Borrower (when taken as a whole) to the terms and conditions of the Loan Documents (when taken as a whole);

(xxi)Indebtedness constituting obligations arising in respect of Cash Management Services;

(xxii)Indebtedness constituting Secured Hedging Obligations;

(xxiii)Indebtedness consisting of (A) the financing of insurance premiums or (B) take- or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxiv)Indebtedness constituting Secured Supply Chain Financing Obligations;

(xxv)Indebtedness incurred by Indemnitor or a Indemnitor Group Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non- recourse basis;

(xxvi)Indebtedness incurred by Indemnitor, the Borrower or any of the Indemnitor Group Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, in each case, in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;

(xxvii)(x) Indebtedness in respect of obligations of the Borrower, Indemnitor or any Indemnitor Group Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of the Borrower, Indemnitor or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

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(xxviii)Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Distribution Date, including that (x) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (y) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xxix)(x) tenant improvement loans and allowances in the ordinary course of business and (y) to the extent constituting Indebtedness, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary; and

(xxx)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxix) above.

(b)For purposes of determining compliance with this Section 3.01, in the event that an item of Indebtedness at any time, whether at the time of Incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories (other than ratio-based baskets) of Section 3.01(a), Indemnitor, the Borrower and the Restricted Subsidiaries shall, in their sole discretion, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness solely between and among such categories and in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification; provided that Indebtedness incurred under the Current Credit Agreement shall only be classified as incurred under Section 3.01(a)(i) and the Senior Notes shall only be classified as incurred under Section 3.01(a)(ii)(A). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Debt-Related Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(c)For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (at the Borrower’s election), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees, discounts and expenses in connection therewith).

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SECTION 3.02.Liens. (a) Neither Indemnitor nor the Borrower will, nor will Indemnitor or the Borrower permit any of the Indemnitor Group Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i)Liens created under the Loan Documents;

(ii)Permitted Encumbrances;

(iii)any Lien on any asset of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary existing on the Effective Date or the Distribution Date and to the extent securing Indebtedness or obligations (other than intercompany Indebtedness or obligations) having a principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate or arising after the Effective Date and on or before the Distribution Date (and identified as such), as set forth in Schedule 6.02 of the Current Credit Agreement; provided that (A) such Lien shall not apply to any other asset of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary (other than assets financed by the same financing source in the ordinary course of business) and (B) such Lien shall secure only those obligations that it secures on the Effective Date or the Distribution Date, as applicable, and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 3.01(a)(iii) as Refinancing Indebtedness in respect thereof;

(iv)any Lien existing on any asset prior to the acquisition thereof by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary or existing on any asset of any Person that becomes a Indemnitor Group Restricted Subsidiary (or of any Person not previously a Indemnitor Group Restricted Subsidiary that is merged or consolidated with or into a Indemnitor Group Restricted Subsidiary in a transaction permitted hereunder) after the Distribution Date prior to the time such Person becomes a Indemnitor Group Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Indemnitor Group Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C)such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Indemnitor Group Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 3.01(a)(vii) as Refinancing Indebtedness in respect thereof;

(v)Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary; provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (vi)(A) of Section 3.01(a) or any Refinancing Indebtedness in respect thereof permitted by clause (vi)(B) of Section 3.01(a), (B) such Liens and the Indebtedness secured thereby

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are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any Refinancing Indebtedness permitted by clause (vi)(B) of Section 3.01(a) or any Lien securing such Refinancing Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed the amount permitted under the second proviso of Section 3.01(a)(vi) at any time outstanding and (D) such Liens shall not apply to any other property or assets of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary (except assets financed by the same financing source in the ordinary course of business);

(vi)customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 3.05;

(vii)any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to Equity Interests of any (A) Indemnitor Group Restricted Subsidiary that is not a wholly owned Subsidiary or (B) joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(viii)Liens on any cash advances or cash earnest money deposits, escrow arrangements or similar arrangements made by Indemnitor, the Borrower or any Indemnitor

Group Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder;

(ix)Liens on Collateral securing any Permitted Second Priority Refinancing Debt or Alternative Incremental Facility Debt;

(x)Liens granted by a member of Indemnitor Group that is not a Loan Party in respect of Indebtedness permitted to be incurred by such member under Section 3.01;

(xi)Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby outstanding under this clause (xi) at any time does not exceed the greater of (x) $135,000,000 and (y) 3.00% of Consolidated Total Assets;

(xii)Liens securing Indebtedness incurred as secured Indebtedness under Section 3.01(a)(xv) or 3.01(a)(xx);

(xiii)[Reserved].

(xiv)[Reserved].

(xv)Liens on property or other assets of any Indemnitor Group Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Indemnitor Group Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 3.01(a);

(xvi)Liens on the Collateral securing Secured Cash Management Obligations, Secured Hedging Obligations and Secured Supply Chain Financing Obligations;

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(xvii)Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xviii)Liens on Equity Interests of any joint venture or Indemnitor Group Unrestricted Subsidiary (a) securing obligations of such joint venture or Indemnitor Group Unrestricted Subsidiary or (b) pursuant to the relevant joint venture agreement or arrangement;

(xix)Liens on cash, Permitted Investments or other marketable securities securing (A) letters of credit of any Loan Party that are cash collateralized on the Effective Date in an amount of cash, Permitted Investments or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured or (B) letters of credit and other credit support obligations in the ordinary course of business; and

(xx)any Liens on cash or deposits granted in favor of any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or other obligations in respect of Letters of Credit, in each case as contemplated by the Current Credit Agreement; provided that the expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 3.02. For purposes of determining compliance with this Section 3.02, (x) a Lien need not be incurred solely by reference to one category of Liens described in this Section 3.02 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories hereof (other than ratio-based baskets, if any), Indemnitor, the Borrower and the Restricted Subsidiaries shall, in their sole discretion, classify or reclassify such Lien (or any portion thereof) solely between and among such categories and, in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.03.Fundamental Changes. (a) Neither Indemnitor nor the Borrower will, nor will they permit any of their Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, divide, or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (which, for the avoidance of doubt, shall not restrict the change in organizational form), except that, if at the time thereof and immediately after giving effect thereto no Credit Default shall have occurred and be continuing:

(i)any Restricted Subsidiary may merge into or consolidate with (A) the Borrower so long as the Borrower shall be the continuing or surviving Person (and continues to be organized under the laws of the same jurisdiction), (B) [reserved] and (C) any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, either (x) the continuing or surviving entity is a Loan Party or (y) the acquisition of such Loan Party by such continuing or surviving Person is otherwise permitted under Section 3.04; provided, that, after giving effect to any such activities under this Section 3.03(a)(i), the Indemnitor Group Loan Parties are in compliance with the Indemnity Guarantee Requirement;

(ii)[reserved];

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(iii)any Indemnitor Group Restricted Subsidiary that is not the Borrower may liquidate or dissolve if Indemnitor or the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the business of the Indemnitor Restricted Group and is not materially disadvantageous to Indemnitee; provided that any such merger or consolidation involving a Person that is not a wholly owned Indemnitor Group Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 3.04;

(iv)any Indemnitor Group Restricted Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect an Investment permitted pursuant to Section 3.04 or a disposition permitted pursuant to Section 3.05; and

(v)[Reserved].

(b)The Borrower, Indemnitor and the Indemnitor Group Restricted Subsidiaries, taken as a whole, will not engage to any material extent in any business other than businesses of the type to be conducted by the Borrower, Indemnitor and the Indemnitor Group Restricted Subsidiaries as described in the Form 10 if as a result thereof the business conducted by the Borrower, Indemnitor and the Restricted Subsidiaries, taken as a whole, would be substantially different from the business conducted by Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries, taken as a whole, on the Distribution Date; provided that businesses reasonably related, incidental or ancillary thereto to the business conducted by Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries, taken as a whole, on the Distribution Date or reasonable extensions thereof shall be permitted hereunder.

SECTION 3.04.Investments, Loans, Advances, Guarantees and Acquisitions. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, make any Investment, except:

(a)Permitted Investments and cash;

(b)investments constituting the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a Indemnitor Group Restricted Subsidiary if, after giving effect thereto on a Pro Forma Basis, the Borrower would be in compliance with Section 3.12 and Section 3.13; provided that the aggregate amount of cash consideration paid in respect of such investments (including in the form of loans or advances made to Indemnitor Group Restricted Subsidiaries that are not Loan Parties) by Loan Parties involving the acquisition of Indemnitor Group Restricted Subsidiaries that do not become Loan Parties shall not, at the time such investment is made and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded (provided, that to the extent such Indemnitor Group Restricted Subsidiaries do become Loan Parties, the aggregate amount outstanding in reliance on this clause (b) shall be reduced by the amount initially utilized);

(c)[reserved];

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(d)Investments existing on the Effective Date or the Distribution Date (or in the case of replacement guarantees to be provided by Holdings in lieu of previously existing Honeywell parent guarantees, within 60 days after the Distribution Date) and to the extent having a principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate or arising after the Effective Date and on or before the Distribution Date (and identified as such) (in each case, other than with respect to intercompany Investments) set forth on Schedule 6.04 of the Current Credit Agreement and any modification, replacement, renewal, reinvestment or extension thereof;

(e)Investments by Indemnitor in the Borrower and by Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries in Equity Interests of their respective Restricted Subsidiaries; provided that the making of any Investment by any Loan Party in any Indemnitor Group Restricted Subsidiary that is not a Loan Party shall not, at the time such Investment is made and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded, provided that if any such investment under this Section 3.04(e) is made for the purpose of making an investment, loan or advance permitted under Section 3.04(u), the amount available under this Section 3.04(e) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under Section 3.04(u);

(f)loans or advances made by Holdings or the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) [reserved] and (ii) the outstanding amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties at the time such loans or advances are made, and after giving effect thereto, shall not cause the Non- Guarantor Investment Basket to be exceeded, provided that any intercompany loans or advances made by any Loan Party to any Restricted Subsidiary that is not a Loan Party using the proceeds of intercompany loans or advances received from Restricted Subsidiaries that are not Loan Parties no more than 120 days prior to making such intercompany loan or advance shall not be taken into account in the calculation of any restriction or basket set forth in this subclause (ii) (including the Non-Guarantor Investment Basket); provided further that if any such loan or advance under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under Section 3.04(u), the amount available under this clause (f) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under Section 3.04(u), provided further that any loan or advance made by any Loan Party to a Restricted Subsidiary that is not a Loan Party, for the purposes of calculating usage under this subclause (ii) and the Non- Guarantor Investment Basket, shall be reduced dollar-for-dollar by any amounts owed by such Loan Party to such Restricted Subsidiary that is not a Loan Party;

(g)Debt-Related Guarantees by Holdings, the Borrower or any Restricted Subsidiary in respect of Indebtedness permitted under Section 3.01 and in respect of other obligations not otherwise contemplated by this Section 3.04, in each case of Holdings, the Borrower or any Restricted Subsidiary; provided that any such Debt-Related Guarantees of Indebtedness and such other obligations, in each case of Restricted Subsidiaries that are not Loan Parties by any Loan Party (other than with respect to Cash Management Financing Facilities) shall not, at the time any such Debt-Related Guarantee is provided and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded;

(h)loans or advances to directors, officers, consultants or employees of Holdings, the Borrower or any Restricted Subsidiary made in the ordinary course of business of Holdings, the Borrower or such Restricted Subsidiary, as applicable, not exceeding $10,000,000 in the aggregate

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outstanding at any time (determined without regard to any write-downs or write- offs of such loans or advances);

(i)payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j)investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case in the ordinary course of business;

(k)investments in the form of Hedging Agreements permitted by Section 3.07 (including any Back to Back Arrangements);

(l)investments of any Person existing at the time such Person becomes a Indemnitor Group Restricted Subsidiary or consolidates or merges with the Borrower or any Indemnitor Group Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Indemnitor Group Restricted Subsidiary or of such consolidation or merger;

(m)investments resulting from pledges or deposits described in clause (c) or

(d)of the definition of the term “Permitted Encumbrance” as defined in the Current Credit Agreement;

(n)investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 3.05;

(o)investments that result solely from the receipt by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(p)receivables or other trade payables owing to Indemnitor, the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as Indemnitor, the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(q)mergers and consolidations permitted under Section 3.03 that do not involve any Person other than Holdings, the Borrower and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries;

(r)Investments in the form of letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations made in the ordinary course of business by Holdings or the Borrower on behalf of any Restricted Subsidiary and made by any Restricted Subsidiary on behalf of the Borrower or any other Restricted Subsidiary; provided that at the time such letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations are made by Loan Parties on behalf of Restricted Subsidiaries that are not Loan Parties pursuant to this Section 3.04(r), and after

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giving effect thereto, such obligations shall not cause the Non- Guarantor Investment Basket to be exceeded;

(s)Debt-Related Guarantees by Indemnitor, the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t)Investments, so long as, after giving effect thereto, the Consolidated Total Leverage Ratio does not exceed 1.75:1.00;

(u)other Investments by Indemnitor, the Borrower or any Indemnitor Restricted Subsidiary (and loans and advances by Indemnitor) in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such Investment), outstanding under this Section 3.04(u) at any time in an aggregate amount not exceeding the sum of (i) (x) the greater of $240,000,000 and (y) 5.40% of Consolidated Total Assets plus (ii) so long as no Credit Default has occurred and is continuing or would result therefrom, the Available Amount at such time in the aggregate for all such investments made or committed to be made from and after the Distribution Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such investment was made);

(v)Investments consisting of (i) extensions of trade credit and accommodation guarantees in the ordinary course of business and (ii) loans and advances to customers; provided that the aggregate principal amount of such loans and advances outstanding under this clause (ii) at any time shall not exceed $10,000,000;

(w)Investments on or prior to the Distribution Date in connection with the Transactions;

(x)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(y)Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) in the form of trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(z)non-cash Investments in connection with tax planning and reorganization activities;

(aa)customary Investments in connection with Permitted Receivables Facilities;

(bb)Investments in joint ventures and Unrestricted Subsidiaries; provided that at the time of any such Investment on a Pro Forma Basis, the aggregate amount at any time outstanding of all such Investments made in reliance on this clause (bb) shall not exceed the greater of $35,000,000 and 0.75% of Consolidated Total Assets;

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(cc)Investments in the form of loans or advances made to distributors and suppliers in the ordinary course of business; and

(dd)to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary.

For purposes of this Section 3.04, if any Investment (or a portion thereof) would be permitted pursuant to one or more of the provisions described above and/or one or more of the exceptions contained in this Section 3.04 (other than ratio-based baskets, if any), Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.05.Asset Sales. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (other than assets sold, transferred, leased or otherwise disposed of in a single transaction or a series of related transactions with a fair market value of $25,000,000 or less), including any Equity Interest owned by it, nor will Indemnitor or the Borrower permit any Indemnitor Group Restricted Subsidiary to issue any additional Equity Interest in such Indemnitor Group Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to Indemnitor, the Borrower or another Indemnitor Group Restricted Subsidiary), except:

(a)sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete, damaged, worn out or surplus equipment, (iii) property no longer used or useful in the conduct of the business of Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries (including intellectual property), (iv) immaterial assets and (v) cash and Permitted Investments, in each case in the ordinary course of business;

(b)sales, transfers, leases and other dispositions to Indemnitor, the Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall, to the extent applicable, be made in compliance with Section 3.04 and Section 3.09;

(c)sales, transfers and other dispositions or forgiveness of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction (including sales to factors and other third parties);

(d)(i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (j), (l) or (n) of Section 3.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Indemnitor Group Restricted Subsidiary, unless all Equity Interests in such Indemnitor Group Restricted Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Indemnitor Group Restricted Subsidiary by Indemnitor, the Borrower or a Indemnitor Group Restricted Subsidiary to the extent such sale, transfer or other disposition would be permissible as an Investment in a Restricted Subsidiary permitted by Section 3.04(e) or Section 3.04(u);

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(e)leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary;

(f)non-exclusive licenses or sublicenses of IP Rights granted in the ordinary course of business or other licenses or sublicenses of IP Rights granted in the ordinary course of business that do not materially interfere with the business of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary;

(g)dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, and transfers of property arising from foreclosure or similar action with regard to, any asset of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary;

(h)dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i)dispositions permitted by Section 3.08;

(j)dispositions set forth on Schedule 6.05 of the Current Credit Agreement (as in effect on the Distribution Date);

(k)sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this Section 3.04(k) shall not exceed (A) in any fiscal year, 15% of Consolidated Total Assets as of the fiscal year most recently ended prior to such sale, transfer, lease or other disposition and (B) 40% of Consolidated Total Assets as of the fiscal year most recently ended prior to such sale, transfer, lease or other disposition and (ii) no Event of Default has occurred and is continuing or would result therefrom;

(l)sales, transfers or other dispositions of accounts receivable in connection with Permitted Receivables Facilities;

(m)sales, transfers or other dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other investment permitted under Section 3.04, which assets are not used or useful to the core or principal business of the Borrower and the Indemnitor Group Restricted Subsidiaries and/or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition permitted under Section 3.04; and

(n)sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Sections 3.05(a)(iii), (a)(iv) and (b)) for a purchase price in excess of $25,000,000 shall be made for fair value (as determined in good faith by the Borrower), and at least 75% of the consideration from all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (d), (g) or (h)) since the Effective Date, on a cumulative basis, is in the form of cash or Permitted Investments; provided further that (i) any consideration in the form of Permitted Investments that are

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disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on Indemnitor, the Borrower’s or such Indemnitor Group Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Indemnitor, the Borrower or such Indemnitor Group Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which Indemnitor, the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by Indemnitor, the Borrower or such Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of $45,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

SECTION 3.06.Sale and Leaseback Transactions. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after Indemnitor, the Borrower or such Indemnitor Group Restricted Subsidiary acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 3.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 3.02(a)(v).

SECTION 3.07.Hedging Agreements. Neither Indemnitor nor the Borrower shall, nor shall they permit any Indemnitor Group Restricted Subsidiary to, enter into any Hedging Agreement other than Hedging Agreements (including any Back to Back Arrangements) entered into in the ordinary course of business and not for speculative purposes.

SECTION 3.08.Restricted Payments; Certain Payments of Junior Indebtedness. (a) Neither Indemnitor nor the Borrower will, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)Indemnitor and/or any Indemnitor Group Restricted Subsidiary may make the Effective Date Repayment and the Post-Effective Date Repayment;

(ii)The Borrower and any Indemnitor Group Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iii)Indemnitor may make payments pursuant to and as required under this Agreement;

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(iv)Indemnitor may declare and pay dividends with respect to its Equity Interests payable solely in shares of Equity Interests permitted hereunder;

(v)Indemnitor may make Restricted Payments, not exceeding the greater of (A) $35,000,000 and (B) 0.75% of Consolidated Total Assets (with unused amounts being carried over to the succeeding fiscal years, subject to an aggregate cap of up to $50,000,000 in any fiscal year under this clause (v)) during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans approved by Holdings’ board of directors for directors, officers, consultants or employees of Holdings, the Borrower and the Restricted Subsidiaries;

(vi)commencing in the fiscal year of Holdings ending December 31, 2019, Indemnitor may make distributions in an aggregate amount not to exceed $50,000,000 per fiscal year of Holdings (with unused amounts being carried over to the immediately succeeding fiscal year);

(vii)Indemnitor may make Restricted Payments to the extent permitted by the terms of Current Credit Agreement (as in effect as of the date hereof);

(viii)[reserved];

(ix)[reserved];

(x)[reserved];

(xi)Indemnitor’s Subsidiaries may pay dividends to Indemnitor concurrently with Indemnitor’s payment of dividends pursuant to Section 3.08(a)(xii);

(xii)Indemnitor may declare and make Restricted Payments in an aggregate amount not to exceed, at the time such Restricted Payments are made and after giving effect thereto, the sum of (A) $90,000,000 plus (B) the Available Amount at such time; provided that Indemnitor may only make Restricted Payments under this clause (xii) if (w) no Event of Default has occurred and is continuing (or would result therefrom), (x) after giving effect thereto on a Pro Forma Basis, Indemnitor would be in compliance with Section 3.12 and Section 3.13, (y) there is no outstanding indemnification obligation under this Agreement unless such Restricted Payment under this clause (xii) will be applied to satisfy all or a portion of such outstanding indemnification obligation and (z) $45,000,000 of such Restricted Payments made under clause (A) of this Section 3.08 are used only for payments of Accrued Amounts;

(xiii)for any taxable period for which Indemnitor, the Borrower and/or any Subsidiaries of Indemnitor are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or non-U.S. income or corporation Tax purposes of which a direct or indirect parent of Indemnitor is the common parent (a “Tax Group”), Restricted Payments may be made in an amount not in excess of the U.S. federal, state, local or non-U.S. income Taxes that Indemnitor, the Borrower and/or applicable Subsidiaries of Indemnitor would have paid had Indemnitor, the Borrower and/or such Subsidiaries of Indemnitor been a stand- alone taxpayer (or a stand-alone group); provided that Restricted Payments in respect of a Indemnitor Group Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Indemnitor Group Unrestricted Subsidiary to Indemnitor, the Borrower or any of Indemnitor’s Subsidiaries for such purpose;

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(xiv)(i) any non-cash repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights (for the avoidance of doubt, it being understood that any required withholding or similar tax related thereto may be paid by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary in cash), and (ii) loans or advances to officers, directors and employees of Holdings, the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of Holdings, provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately repaid; and

(xv)Indemnitor may make payments pursuant to and required under the Tax Matters Agreement.

(b)Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is subordinated in right of payment to the Obligations (excluding, for the avoidance of doubt, any subordinated obligations owing to Indemnitor or any Indemnitor Group Restricted Subsidiary):

(i)payments of Indebtedness under the Current Credit Agreement or any Loan Document;

(ii)regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;

(iii)refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 3.01;

(iv)payments of or in respect of Indebtedness in an amount equal to, at the time such payments are made and after giving effect thereto, (A) the greater of (x) $80,000,000 and (y) 1.75% of Consolidated Total Assets plus (B) the Available Amount at such time; provided that the Borrower may only use the Available Amount under this clause (iv) if (x) no Credit Default shall have occurred and be continuing (or would result therefrom) and (y) after giving effect thereto on a Pro Forma Basis, the Borrower would be in compliance with Section 3.12 and Section 3.13; and

(v)prepayments of subordinated obligations owed to the Borrower or any Indemnitor Group Restricted Subsidiary or any Refinancing Indebtedness with the proceeds of other subordinated Indebtedness.

For purposes of this Section 3.08, if any Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in this Section 3.08, Indemnitor, the Borrower and the Indemnitor Group Restricted Subsidiaries may divide and classify such Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify (other than with respect to ratio-based baskets, if any) any such Restricted Payment so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

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SECTION 3.09.Transactions with Affiliates. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of $25,000,000 with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to Indemnitor, the Borrower or such Indemnitor Group Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(ii)transactions between or among the Loan Parties not involving any other Affiliate,

(iii)advances, equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests and other Restricted Payments permitted under Section 3.08 and investments, loans and advances to Restricted Subsidiaries permitted under Section 3.04 and any other transaction involving Indemnitor, the Borrower and Restricted Subsidiaries permitted under Section 3.03 to the extent such transaction is between Indemnitor, the Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries and Section 3.05 (to the extent such transaction is not required to be for fair value thereunder), (iv) the payment of reasonable fees to directors of Holdings, the Borrower or any Restricted Subsidiary who are not employees of Holdings, the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of Holdings, the Borrower or the Restricted Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors,

(vi)employment and severance arrangements entered into in the ordinary course of business between Holdings, the Borrower or any Restricted Subsidiary and any employee thereof and approved by the Borrower’s or Holdings’ board of directors, and (vii) payments made to other Restricted Subsidiaries arising from or in connection with any customary tax consolidation and grouping arrangements.

SECTION 3.10.Restrictive Agreements. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Indemnitor Group Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any Restricted Subsidiary, to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary, to transfer any of its properties or assets to the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law, this Agreement, any Spin-Off Document, the Current Credit Agreement, any other Loan Document, any Incremental Facility Amendment, any Refinancing Facility Agreement, any document governing any Refinancing Term Loan Indebtedness or Refinancing Indebtedness or any document governing Alternative Incremental Facility Debt, (B) restrictions and conditions imposed by the Senior Notes Documents as in effect on the Effective Date or any agreement or document evidencing Refinancing Term Loan Indebtedness in respect of the Senior Notes Documents permitted under clause (ii) of Section 3.01(a), (C) in the case of any Indemnitor Group Restricted Subsidiary that is not a wholly owned Indemnitor Group Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Indemnitor Group Restricted Subsidiary and to the Equity Interests of such Indemnitor Group Restricted Subsidiary, (D) customary restrictions

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and conditions contained in agreements relating to the sale of a Indemnitor Group Restricted Subsidiary or any assets of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Indemnitor Group Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (E) restrictions and conditions existing on the Effective Date or the Distribution Date and identified on Schedule 6.10 to the Current Credit Agreement (as in effect on the Distribution Date) (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect), (F) restrictions and conditions imposed by any agreement relating to Indebtedness of any Indemnitor Group Restricted Subsidiary in existence at the time such Indemnitor Group Restricted Subsidiary became a Indemnitor Group Restricted Subsidiary and otherwise permitted by clause (vii) of Section 3.01(a) or to any restrictions in any Indebtedness of a non-Loan Party Restricted Subsidiary permitted by clause (viii) or clause (xix) of Section 3.01(a), in each case if such restrictions and conditions apply only to such Indemnitor Group Restricted Subsidiary and its subsidiaries, (G) restrictions and conditions imposed by this Agreement or the Guarantee, (H) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (I) any encumbrance or restriction under documentation governing other Indebtedness of Holdings, the Borrower and any Indemnitor Group Restricted Subsidiaries permitted to be incurred pursuant to Section 3.01, provided that such encumbrances or restrictions will not materially impair Indemnitor’s ability to make payments pursuant to this Agreement or the Borrower’s ability to make principal and interest payments pursuant to the Current Credit Agreement, (J) customary provisions in leases, licenses, sublicenses and other contracts (including non-exclusive licenses and sublicenses of intellectual property) restricting the assignment thereof, (K) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness, (L) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances), (M) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (N) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary and (O) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Indemnitor has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Indemnitor and its Subsidiaries to meet their ongoing obligations; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 3.01(a)(vi) if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.

SECTION 3.11.Amendment of Material Documents. Indemnitor will not, nor will Indemnitor permit any of the Indemnitor Group Restricted Subsidiaries to, amend, modify or waive its certificate of incorporation, bylaws or other organizational documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to Indemnitee without the consent of Indemnitee.

SECTION 3.12.Consolidated Interest Coverage Ratio. Indemnitor will not, and will cause its Subsidiaries not to, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings ending on or after the Effective Date, in each case for any period of four consecutive fiscal quarters of Holdings ending on the last day of such fiscal quarter, to be less than 2.75 to 1.00.

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SECTION 3.13.Consolidated Total Leverage Ratio. Indemnitor will not, and will cause its Subsidiaries not to, permit the Consolidated Total Leverage Ratio for any period of four consecutive fiscal quarters of Holdings ending on or about any date during any period set forth below, to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
December 31, 2018	4.00 to 1.00
March 31, 2019	4.00 to 1.00
June 30, 2019	4.00 to 1.00
September 30, 2019	4.00 to 1.00
December 31, 2019	3.75 to 1.00
March 31, 2020	3.75 to 1.00
June 30, 2020	3.75 to 1.00
September 30, 2020	3.75 to 1.00
December 31, 2020	3.50 to 1.00
March 31, 2021	3.50 to 1.00
June 30, 2021	3.50 to 1.00
September 30, 2021	3.50 to 1.00
December 31, 2021 and thereafter	3.25 to 1.00

SECTION 3.14.Changes in Fiscal Periods. If Holdings changes its fiscal year, Indemnitor and Indemnitee will make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 3.15.[Reserved].

SECTION 3.16.[Reserved].

SECTION 3.17.[Reserved].

Notwithstanding anything to the contrary set forth in this Agreement, the Current Credit Agreement or any other Loan Document, no provision of this Agreement, the Current Credit Agreement or any other Loan Document shall prevent or restrict the consummation of any of the Transactions, nor shall the Transactions give rise to any Default, or constitute the utilization of any basket, under this Agreement (including this Article III) or any other Loan Document.

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EXHIBIT H

GUARANTEE

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Execution Version

INDEMNIFICATION GUARANTEE AGREEMENT

dated as of October 25, 2018 between

HONEYWELL INTERNATIONAL INC.,

as Indemnitee,

RESIDEO INTERMEDIATE HOLDING INC.,

as Indemnitor, and

THE OTHER GUARANTORS PARTY HERETO

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TABLE OF CONTENTS

		Page

ARTICLE I
Definitions
SECTION 1.01.	Indemnification Agreement	1
SECTION 1.02.	Other Defined Terms	1

ARTICLE II
The Guarantees
SECTION 2.01.	Guarantee	3
SECTION 2.02.	Guarantee of Payment; Continuing Guarantee	3
SECTION 2.03.	No Limitations	3
SECTION 2.04.	Reinstatement	5
SECTION 2.05.	Agreement to Pay; Subrogation	5
SECTION 2.06.	Information	5

ARTICLE III
Indemnity, Subrogation and Subordination
SECTION 3.01.	Indemnity and Subrogation	5
SECTION 3.02.	Contribution and Subrogation	6
SECTION 3.03.	Subordination to Indemnification Agreement	6
SECTION 3.04.	Subordination to Senior Indebtedness	6

ARTICLE IV
Representations and Warranties

ARTICLE V
Miscellaneous
SECTION 5.01.	Notices	9
SECTION 5.02.	Miscellaneous	10
SECTION 5.03.	Amendments	10
SECTION 5.04.	Third-Party Beneficiaries	10
SECTION 5.05.	Indemnification	10
SECTION 5.06.	Termination or Release	10
SECTION 5.07.	Additional Guarantors	11

Exhibits and Schedules

Schedule ISubsidiary Guarantors

Exhibit ASupplement

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INDEMNIFICATION GUARANTEE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 25, 2018, by and between (i) HONEYWELL INTERNATIONAL INC., a Delaware corporation (“Indemnitee”), (ii) RESIDEO INTERMEDIATE HOLDING INC., a Delaware corporation (“Indemnitor”), and (iii) the other Guarantors (together with Indemnitor and Indemnitee, the “Parties” and each, a “Party”).

PRELIMINARY STATEMENTS

Reference is made to (i) the Indemnification Agreement (as amended, supplemented or otherwise modified from time to time, the “Indemnification Agreement”), dated as of October 14, 2018, by and between New HAPI Inc. and Honeywell International Inc. and (ii) the Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Current Credit Agreement”), by and between, inter alia, Resideo Technologies, Inc. (“Resideo”), a Delaware corporation, Resideo Funding Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Current Credit Agreement) party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (as defined in the Current Credit Agreement).

Indemnitor has agreed to indemnify and reimburse Indemnitee in respect of certain losses subject to the terms and conditions set forth in the Indemnification Agreement, and Indemnitor has agreed to cause its relevant Subsidiaries to enter into this Agreement pursuant to the Indemnification Agreement. Accordingly, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.Indemnification Agreement.

(a)Capitalized terms used in this Agreement (including in the introductory paragraph hereto) and not otherwise defined herein have the meanings specified in the Indemnification Agreement.

(b)The rules of construction specified in Section 4.14 of the Indemnification Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02.Other Defined Terms. As used  in  this  Agreement,  the following terms have the meanings specified below:

“Agreement” shall have the meaning given to it in the introductory paragraph to this Agreement.

“Borrower” shall have the meaning given to it in the introductory paragraph to this Agreement.

“Claiming Party” shall have the meaning given to it in SECTION 3.02.

“Contributing Party” shall have the meaning given to it in SECTION 3.02.

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“Current Credit Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Guarantors” shall mean the Borrower and any Subsidiary Guarantor that provides a guarantee of the Obligations (as defined in the Principal Credit Agreement) under the Principal Credit Agreement.

“Indemnification Agreement” shall have the meaning given to it in the preliminary statements to this Agreement.

“Indemnification Obligations” shall mean all obligations of Indemnitor under the Indemnification Agreement; provided, that any Accrued Amount shall not be an “Indemnification Obligation” hereunder; provided, further, that any late payment fee pursuant to Section 2.5(b) of the Indemnification Agreement shall be an “Indemnification Obligation” hereunder.

“Indemnitee” shall have the meaning given to it in the introductory paragraph to this Agreement.

“Indemnitor” shall have the meaning given to it in the preliminary statements to this Agreement.

“Loan Party” shall mean (i) while the Current Credit Agreement is in effect, the meaning given to it in the Current Credit Agreement and (ii) when the Current Credit Agreement is no longer effective, Resideo and any Subsidiaries of Resideo that is a party to the Principal Credit Agreement or any “Loan Document” (or comparable term) contemplated under the Principal Credit Agreement.

“Miscellaneous Provisions” shall have the meaning set forth in SECTION 5.02. “Party” shall have the meaning given to it in the introductory paragraph to this Agreement.

“Subsidiary Guarantors” shall mean the Restricted Subsidiaries of Indemnitor identified as such on Schedule I hereto and each other Restricted Subsidiary of Indemnitor that becomes a party to this Agreement as a Subsidiary Guarantor on or after the Distribution Date pursuant to SECTION 5.07; provided that if a Subsidiary is released from its obligations as a Subsidiary Guarantor hereunder as provided in SECTION 5.06(b), such Subsidiary shall cease to be a Subsidiary Guarantor hereunder effective upon such release.

“Supplement” shall mean an instrument in the form of Exhibit A hereto, or any other form approved by Indemnitee, and in each case reasonably satisfactory to Indemnitee.

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ARTICLE II

THE GUARANTEES

SECTION 2.01.Guarantee.Each Guarantor irrevocably and unconditionally guarantees to Indemnitee, jointly with the other Guarantors and severally, the due and punctual payment and performance of the Indemnification Obligations. Each Guarantor further agrees that the Indemnification Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal, or amendment or modification, of any of the Indemnification Obligations. Each Guarantor waives presentment to, demand of payment from and protest to Indemnitor or any other Loan Party of any of the Indemnification Obligations and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Notwithstanding anything to the contrary contained herein, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of any other applicable law, in each case to the extent (if any) applicable to such Guarantor.

SECTION 2.02.Guarantee  of  Payment;  Continuing  Guarantee.  Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment and performance when due (whether or not any bankruptcy, insolvency, receivership, examinership or other or similar proceeding shall have stayed the accrual or collection of any of the Indemnification Obligations or operated as a discharge thereof) and not merely of collection and waives any right to require that any resort be had by Indemnitee to any balance of any credit on the books of Indemnitee in favor of Indemnitor, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all of the Indemnification Obligations, whether currently existing or hereafter incurred, until the termination of all Indemnification Obligations following termination of the Indemnification Agreement.

SECTION 2.03.No Limitations.

(a)Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in SECTION 5.06, and to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Indemnification Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Indemnification Obligations, any impossibility in the performance of any of the Indemnification Obligations or otherwise.  Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in SECTION 5.06, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i)the failure of Indemnitee or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of the Indemnification Agreement, this Agreement or otherwise;

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(ii)any rescission, waiver, amendment, restatement or modification of, or any release from any of the terms or provisions of, the Indemnification Agreement, this Agreement or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii)any default, failure or delay, willful or otherwise, in the performance of any of the Indemnification Obligations;

(iv)any other act or omission that may in any manner or to any extent otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the termination of all Indemnification Obligations following termination of the Indemnification Agreement);

(v)any illegality, lack of validity or lack of enforceability of any of the Indemnification Obligations or the Indemnification Agreement;

(vi)any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization, examinership or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any of the Indemnification Obligations;

(vii)the existence of any claim, set-off or other rights that any Guarantor may have at any time against Indemnitor, Indemnitee or any other Person, whether in connection with the Indemnification Agreement, the Principal Credit Agreement (subject to SECTION 3.04), this Agreement or any unrelated transaction;

(viii)this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Distribution Date;

(ix)the fact that any Person that, pursuant to the Indemnification Agreement or this Agreement, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to Indemnitee;

(x)any action permitted or authorized hereunder; or

(xi)any other circumstance, or any existence of or reliance on any representation by Indemnitee or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, Indemnitor, any Guarantor or any other guarantor or surety.

(b)Each Guarantor expressly authorizes Indemnitee to release or substitute any one or more other guarantors or obligors upon or in respect of the Indemnification Obligations, without affecting the obligations of any Guarantor hereunder.

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(c)To the fullest extent permitted by applicable Law, each Guarantor waives any defense based on or arising out of any defense of Indemnitor or any other Loan Party or the unenforceability of the Indemnification Obligations or any part thereof, other than the termination of the Indemnification Obligations following termination of the Indemnification Agreement. Indemnitee may, at its election and in accordance with the terms of the Indemnification Agreement, compromise or adjust any part of the Indemnification Obligations, make any other accommodation with Indemnitor or any other Guarantor or exercise any other right or remedy available to them against Indemnitor or any other Guarantor without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent that all obligations under the Indemnification Agreement have been terminated. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against Indemnitor or any other Loan Party, as the case may be.

SECTION 2.04. Reinstatement. Each Guarantor agrees that, unless released pursuant to SECTION 5.06(b), its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Indemnification Obligations is rescinded or must otherwise be restored by Indemnitee upon the insolvency, bankruptcy, dissolution, liquidation, examinership or reorganization (or any analogous proceeding in any jurisdiction) of Indemnitor, any Affiliate of Indemnitor or any other Loan Party or otherwise.

SECTION 2.05.          Agreement      to   Pay;     Subrogation.Subject to SECTION 3.04, in furtherance of the foregoing and not in limitation of any other right that Indemnitee has at law or in equity against any Guarantor by virtue hereof, upon the failure of Indemnitor or any other Guarantor to pay any Indemnification Obligation when and as the same shall become due, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to Indemnitee in cash the amount of such unpaid Indemnification Obligation. Upon payment by any Guarantor of any sums to Indemnitee as provided above, all rights of such Guarantor against Indemnitor or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to  ARTICLE III.

SECTION 2.06.     Information.  Each Guarantor (a) assumes all responsibility  for being and keeping itself informed of Indemnitor’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Indemnification Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that Indemnitee shall not have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION

SECTION 3.01.       Indemnity and Subrogation.   In  addition to all such rights   of indemnity and subrogation as the Guarantors may have under applicable Law (but subject to SECTION 3.03 and SECTION 3.04) in respect of any payment hereunder, Indemnitor agrees that in the event a payment in respect of any obligation of Indemnitor shall be made by any Guarantor under this Agreement, Indemnitor shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

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SECTION 3.02. Contribution and Subrogation. Each Guarantor (a  “Contributing Party”) agrees (subject to SECTION 3.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Indemnification Obligations and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified as provided in SECTION 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the Distribution Date (or, in the case of any Guarantor becoming a party hereto pursuant to SECTION 5.07, the date of the Supplement executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all of the Guarantors on the Distribution Date (or, in the case of any Guarantor becoming a party hereto pursuant to SECTION 5.07, such other date). Any Contributing Party making any payment to a Claiming Party pursuant to this SECTION 3.02 shall be subrogated to the rights of such Claiming Party under SECTION 3.01 to the extent of such payment.

SECTION 3.03.Subordination to Indemnification Agreement.

(a)Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under SECTION 3.01 and SECTION 3.02 and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the payment in full in cash of all of the Indemnification Obligations (other than contingent Indemnification Obligations). No failure on the part of Indemnitor or any Guarantor to make the payments required by SECTION 3.01 or SECTION 3.02 (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

SECTION 3.04.Subordination to Senior Indebtedness.

(a)Indemnitee agrees that all amounts payable by the Guarantors to Indemnitee hereunder shall be subordinated in right of payment to the prior Payment in Full of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed) as provided in this SECTION 3.04.

(b)In the event of any payment or distribution of assets during any Insolvency Proceeding of a Guarantor, subject to any insolvency laws governing the Insolvency Proceeding:

(i)holders of Senior Indebtedness shall first be entitled to receive Payment in Full of all Obligations, if any, due from such Guarantor in respect of such Senior Indebtedness (including interest after the commencement of any such Insolvency Proceeding at the rate specified in the documentation for the applicable Senior Indebtedness) or provision shall be made for such amount in cash, or other payments satisfactory to all of the holders of Senior Indebtedness (such satisfaction to be evidenced in writing by such holders of Senior Indebtedness), before Indemnitee shall be entitled to receive any payment hereunder;

(ii)until all Obligations with respect to Senior Indebtedness (as provided in clause (i) above) are Paid in Full, any distribution to which Indemnitee would be entitled, but for this SECTION 3.04, shall be made to the Senior Agent.

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(c)Default on Senior Indebtedness.

(i)No payment may be made hereunder, directly or indirectly, if a Senior Payment Default occurs, by reason of acceleration or otherwise, until all Senior Payment Defaults have been cured or waived in accordance with the terms of the agreement, indenture or other document governing such Senior Indebtedness (as evidenced by a written waiver from the holders (or a Financial Representative thereof) of the applicable Senior Indebtedness).

(ii)During a Payment Blockage Period, no payment may be made hereunder, directly or indirectly. Notwithstanding any of the foregoing, until the Obligations under the Principal Credit Agreement are Paid in Full, (x) only the Senior Agent shall have the right to give a Payment Blockage Notice and (y) any Payment Blockage Notice given by a holder of any Senior Indebtedness that is not the Senior Agent shall not be effective for any purposes. Indemnitor shall deliver any Payment Blockage Notice promptly to Indemnitee.

(iii)Each Guarantor may resume payments hereunder at the end of the Payment Blockage Period unless a Senior Payment Default then exists.

(iv)Until all Obligations with respect to Senior Indebtedness are Paid in Full, so long as a Senior Payment Default has occurred and is continuing or a Payment Blockage Period has commenced and is continuing, the Indemnitee shall not (and shall not permit any member of the Honeywell Group to) make, sue for, ask or demand from any member of the Homes Group payment of all or any of the obligations hereunder, or commence, or join with any creditor other than the Senior Agent in commencing, directly or indirectly cause any member of the Homes Group, or assist any member of the Homes Group in commencing, any Insolvency Proceeding; provided, however, that nothing herein shall restrict the Indemnitee from filing a proof of claim with respect to obligations hereunder in any Insolvency Proceeding.

(v)Indemnitor shall promptly provide written notice to Indemnitee regarding the occurrence or termination of a Senior Payment Default.

(d)In the event that Indemnitee receives any payment hereunder, whether in cash, property or securities (including, without limitation, by way of setoff, recovery from a judgment lien or otherwise), at a time when such payment or distribution is prohibited by this SECTION 3.04, such payment or distribution shall be held by Indemnitee, in trust for the benefit of, and shall be paid forthwith over and delivered to the Senior Agent.

(e)Each Guarantor and Indemnitor shall promptly notify Indemnitee of any facts known to any Guarantor or Indemnitor that would cause a payment hereunder to violate this SECTION 3.04, but failure to give such notice shall not affect the subordination of payments hereunder to the Senior Indebtedness as provided in this SECTION 3.04.

(f)After (and only after) all Senior Indebtedness is Paid in Full in cash or other payment satisfactory to the holders of the Senior Indebtedness (such satisfaction to be evidenced in writing by such holders of Senior Indebtedness), Indemnitee shall be subrogated (equally and ratably with all other indebtedness pari passu with Indemnitee and entitled to similar rights of subrogation) to the rights of holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness to the extent that payments or distributions otherwise payable to Indemnitee have been applied to the payment of Senior Indebtedness. A distribution made under this SECTION

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3.04 to holders of Senior Indebtedness that otherwise would have been made to Indemnitee is not, as between each Guarantor and Indemnitee, a payment on amounts due hereunder.

(g)This SECTION 3.04 defines the relative rights of, on the one hand, Indemnitee and, on the other hand, the holders of Senior Indebtedness. Nothing in this SECTION 3.04 shall:

(i)impair, as between each Guarantor and Indemnitee, the obligation of each such Guarantor, which is absolute and unconditional, to pay amounts payable by each such Guarantor to Indemnitee hereunder;

(ii)affect the relative rights of Indemnitee and creditors of the Indemnitor Group other than their rights in relation to holders of Senior Indebtedness; or

(iii)prevent Indemnitee from exercising its available remedies upon the occurrence of a Default, subject to the rights of holders and owners of Senior Indebtedness under this SECTION 3.04 to receive distributions and payments otherwise payable to Indemnitee.

If any Guarantor fails, because of this SECTION 3.04, to pay any amounts due and payable to Indemnitee hereunder on the due date, the failure shall still constitute a breach of this Agreement.

(h)No right of any holder of Senior Indebtedness to enforce the subordination of the amounts payable by any Guarantor to Indemnitee hereunder shall be impaired by any act, or failure to act, by any such Guarantor, Indemnitor or Indemnitee or by the failure of any such Guarantor, Indemnitor or Indemnitee to comply with this SECTION 3.04 or any other provision of this Agreement.

(i)Whenever a distribution is to be made, or a notice given, to holders of Senior Indebtedness, the distribution may be made and the notice given to their Financial Representative. Upon any payment or distribution of assets of Indemnitor referred to in this SECTION 3.04, Indemnitee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of a Financial Representative of a holder of Senior Indebtedness or of the liquidating trustee or agent or other person making any distribution to Indemnitee for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Indemnitor Group, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this SECTION 3.04.

(j)The provisions of this SECTION 3.04 and related definitions in the Indemnification Agreement or in SECTION 1.02 shall not be amended or modified in any manner adverse to the holders of Senior Indebtedness without the written consent of the holders of all Senior Indebtedness (or, in the case of any holders of Senior Indebtedness represented by a Financial Representative, without the written consent of such Financial Representative acting on behalf of such holders pursuant to the terms of the agreement, indenture or other document governing such Senior Indebtedness).

(k)To the fullest extent permitted  by  law,  the  provisions  of  this SECTION 3.04 and the obligations under this Agreement shall remain in full force and effect irrespective of (i) any amendment, modification or supplement of, or any rescission, waiver or consent to, any of the terms of the Senior Indebtedness or the agreement or instrument governing the Senior Indebtedness,

8

this Agreement or any other agreement, (ii) the taking, exchange, release or non perfection of any collateral securing the Senior Indebtedness, or the taking, release or amendment or waiver of or consent to departure from any guaranty of the Senior Indebtedness, (iii) the manner of sale or other disposition of the collateral securing the Senior Indebtedness or the application of the proceeds upon such sale, (iv) the failure of any holder of the Senior Indebtedness or any other Person to assert any claim or demand or to  enforce any right or remedy under the provisions of the agreement or instrument governing the Senior Indebtedness, this Agreement or otherwise, (v) any illegality, lack of validity or lack of enforceability of any of the terms of the Senior Indebtedness or the agreement or instrument governing the Senior Indebtedness or this Agreement, (vi) any change in the corporate existence, structure or ownership of Indemnitor or any member of the Indemnitor Group, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any such Person or its assets, (vii) any action permitted or authorized hereunder, or (viii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Indemnitor, any member of the Indemnitor Group, the Indemnitee or any other subordinated creditor. Each party hereto hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and any requirement that any holder of the Senior Indebtedness or Financial Representative of any holders of Senior Indebtedness secure, perfect or insure any security interest or lien or any property or exhaust any right or take any action against the Indemnitor, any member of the Indemnitor Group or any other person or entity or any collateral. The holders of the Senior Indebtedness (and each Financial Representative of the holders of Senior Indebtedness) are hereby authorized to demand specific performance of this Agreement. Each party hereto hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(I)The holders of the Senior Indebtedness (and each Financial Representative of the holders of Senior Indebtedness) shall be third-party beneficiaries of this SECTION 3.04 and shall be entitled to enforce the provisions hereof directly against Indemnitee, Indemnitor and each Guarantor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Guarantor represents and warrants to Indemnitor that the execution, delivery and performance by such Guarantor of this Agreement has been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Guarantor’s equity interests, and that this Agreement has been duly executed and delivered by such Guarantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, applicable bankruptcy, insolvency, reorganization, moratorium, examinership or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Notices. All communications and notices to Indemnitor and Indemnitee shall (except as otherwise expressly permitted herein) be as  provided  in  Section 4.8 of the Indemnification Agreement. All communications and notices to any  Guarantor shall be given to

9

it in care of Indemnitor as provided in Section 9.1 of the Current Credit Agreement (or any successor or similar provision under any Principal Credit Agreement).

SECTION 5.02. Miscellaneous.

(a)The provisions of Section 4.1, 4.4, 4.5, 4.6, 4.9, 4.11 and 4.12 of the Indemnification Agreement (the “Miscellaneous Provisions”) are incorporated by reference into this Agreement and shall be applied mutatis mutandis herein, except that any reference  to Section 4.3 within such Miscellaneous Provisions shall be removed.

(b)Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party without the prior written consent of the Indemnitee (consent to be provided in the Indemnitee’s sole discretion); provided, that a Party may assign this Agreement to any Person (or such Person’s Affiliates, as appropriate) to the extent that such Person is assigned rights, interests or obligations in accordance with Section 4.7 of the Indemnification Agreement. Any purported assignment in contravention of this SECTION 5.02(b)  shall  be  void.  Subject  to  this SECTION 5.02(b), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 5.03. Amendments. No  provisions of this Agreement  shall be  deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 5.04. Third-Party Beneficiaries. Except  (i)  as  set  forth  in  SECTION 3.04 and (ii) for the indemnification rights under this Agreement of any Indemnitee in her, his or its respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 5.05.Indemnification.

(a) Without limitation of its Indemnification Obligations under the Indemnification Agreement, each Guarantor, jointly with the other Guarantors and severally, agrees to indemnify Indemnitee against any and all reasonable and documented or invoiced out- of-pocket fees and expenses incurred by Indemnitee to enforce performance of any obligations by Guarantors under this Agreement. The provisions of this SECTION 5.05 shall remain operative and in full force and effect regardless of the termination of this Agreement or the Indemnification Agreement or the invalidity or unenforceability of any term or provision of this Agreement or the Indemnification Agreement. All amounts due under this SECTION 5.05 shall be payable not later than ten (10) Business Days after written demand therefore. Any such amounts payable as provided hereunder shall be additional Indemnification Obligations.

SECTION 5.06.Termination or Release.

(a)Subject to SECTION 2.04, this Agreement and the guarantees made herein shall terminate automatically on the termination of all Indemnification Obligations following

10

termination of the Indemnification Agreement (including in respect of any amounts due to Indemnitee under the Indemnification Agreement following the Termination Date).

(b)The guarantees made herein shall also terminate and be released automatically on the termination of all Indemnification Obligations following termination of the Indemnification Agreement or at the time, or times, and in the manner set forth in Section 9.14 of the Current Credit Agreement (or any successor or similar provision under any Principal Credit Agreement).

(c)In connection with any termination or release pursuant to clause (a) or (b) of this SECTION 5.06, Indemnitee shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release so long as the applicable Guarantor shall have provided Indemnitee such certifications or documents as Indemnitee shall reasonably request in order to demonstrate compliance with this SECTION 5.06. Any execution and delivery of documents by Indemnitee pursuant to this SECTION 5.06 shall be without recourse to, or warranty by, Indemnitee.

SECTION 5.07. Additional  Guarantors.  In  the  event  that  any  Person  becomes a New Loan Party, (a) Indemnitor shall provide notice thereof five (5) Business Days prior to the date that such New Loan Party is made a guarantor under the Principal Credit Agreement and (b) on the date such New Loan Party becomes a Loan Party (as defined in the Principal Credit Agreement) pursuant to the Principal Credit Agreement, Indemnitor shall cause such New Loan Party to execute and deliver a Supplement and shall become a Guarantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of the Supplement shall not require the consent of Indemnitor, any Affiliate of Indemnitor or any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any Person as a party to this Agreement.

[Signature Pages Follow]

11

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HONEYWELL INTERNATIONAL INC., as Indemnitee

By:	/s/Richard Kent
	Name:	Richard Kent
	Title:	Vice President, Deputy General
Counsel, Finance and Assistant Secretary

RESIDEO INTERMEDIATE HOLDING INC., as lndemnitor

By:	/s/Matthew Giordano
	Name:	Matthew Giordano
	Title:	Treasurer

RESIDEO FUNDING INC., as Borrower

By:	/s/Matthew Giordano
	Name:	Matthew Giordano
	Title:	Treasurer

ADEMCO, INC.

By:	/s/Matthew Giordano
	Name:	Matthew Giordano
	Title:	Treasurer

ALARMNET, INC.
RSI VIDEO TECHNOLOGIES, INC. HONEYWELL HOMMED LLC

By:	/s/Jeannine J. Lane
	Name:	Jeannine J. Lane
	Title:	Secretary

[Signature Page to the Indemnification Guarantee Agreement]

Schedule I to

the Indemnification Guarantee Agreement

SUBSIDIARY GUARANTORS

1.Ademco Inc.

2.AlarmNet, Inc.

3.Honeywell HomMed LLC

4.RSI Video Technologies, Inc.

Schedule I

Exhibit A to

the Indemnification Guarantee Agreement

Form of Supplement No. [ ] to Indemnification Guarantee Agreement

SUPPLEMENT NO.      dated as of [ ], 20[ ], to the Indemnification Guarantee Agreement dated as October 25, 2018 (as amended, restated, supplemented or otherwise modi- fied from time to time, the “Indemnification Guarantee Agreement”), by and between

(i)HONEYWELL INTERNATIONALINC., aDelawarecorporation(“Indemnitee”),

(ii)RESIDEO INTERMEDIATE HOLDING INC., a Delaware corporation (“Indemnitor”), and

(iii)the other Guarantors (together with Indemnitor and Indemnitee, the “Parties” and each, a “Party”).

A.Reference is made to the Indemnification Agreement dated as of October 14, 2018, (as amended, restated, supplemented or otherwise modified from time to time, the “Indemnification Agreement”) by and between Indemnitor and Indemnitee.

B.Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indemnification Agreement and the Indemnification Guarantee Agreement, as applicable.

C.The original Guarantors entered into the Indemnification Guarantee Agreement in order to induce Indemnitee to consummate the Spin-Off. Section 5.07 of the Indemnification Guarantee Agreement provides that additional Persons may become Guarantors under the Indemnification Guarantee Agreement by execution and delivery of an instrument in the form of this instrument (the “Supplement”). The undersigned Person (the “New Guarantor”) is executing this Supplement to become a Guarantor under the Indemnification Guarantee Agreement pursuant to Section 5.07 thereof.

Accordingly, Indemnitee and the New Guarantor agree as follows:

SECTION 1.In accordance with Section 5.07 of the Indemnification Guarantee Agreement, the New Guarantor, by its signature, below becomes a Guarantor under the Indemnification Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby agrees to all the terms and provisions of the Indemnification Guarantee Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Indemnification Guarantee Agreement shall be deemed to include the New Guarantor. The Indemnification Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2.The New Guarantor represents and warrants to Indemnitee that the execution, delivery and performance by the New Guarantor of this Supplement have been duly authorized by all necessary corporate or limited liability or limited partnership action and, if required, action by the holders of such New Guarantor’s equity interests, and that this Supplement has been duly executed and delivered by the New Guarantor and constitutes  its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, court protection, administration or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Exh. A-1

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective as to the New Guarantor when a counterpart hereof executed on behalf of the New Guarantor shall have been delivered to Indemnitee and a counterpart hereof shall have been executed on behalf of Indemnitee, and thereafter shall be binding upon the New Guarantor and Indemnitee and their respective permitted successors and assigns and shall inure to the benefit of the New Guarantor and Indemnitor and their respective successors and assigns, except that the New Guarantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Supplement, the Indemnification Guarantee Agreement and the Indemnification Agreement.

SECTION 4. Except as expressly supplemented hereby, the Indemnification Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Indemnification Guarantee Agreement.

SECTION 8. The New Guarantor hereby represents and warrants that it is a [company] duly [incorporated] under the Law of [name of relevant jurisdiction].

Exh. A-2

IN WITNESS WHEREOF, the New Guarantor and Indemnitee have duly executed this Supplement to the Indemnification Guarantee Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

HONEYWELL INTERNATIONAL INC.

By:
Name:
Title:

[Signature Page to Supplement No. [ ] to Indemnification Guarantee Agreement]

SCHEDULE 1.1

Hoosick Falls, New York lawsuits

•	Bryan Schrom vs. Saint-Gobain Performance Plastics Corp.
•	Arnold Bullinger vs. Saint-Gobain Performance Plastics Corp
•	Beverly White vs. Saint-Gobain Performance Plastics Corp
•	Cheryl Rios vs. Saint-Gobain Performance Plastics
•	Christine Jensen vs. Saint-Gobain Performance Plastics Corp
•	Douglas Holmstedt vs. Saint-Gobain Performance Plastics Corp
•	Douglas Smith vs. Saint-Gobain Performance Plastics
•	Patricia Ormsbee vs. Saint-Gobain Performance Plastics Corp
•	Randall Putnam vs. Saint-Gobain Performance Plastics
•	Thelma Benoit vs. Saint-Gobain Performance Plastics Corp
•	Hoosick Falls Associates vs. Saint-Gobain Performance Plastics and HON
•	Ann Sweener vs. Saint-Gobain Plastics
•	Lisa Tifft vs. Saint-Gobain Performance Plastics Corp.
•	Michele Baker vs. Saint-Gobain Performance Plastics Corp.
•	Jessica Cook, Brent Holbrook and Marilyn Peckham vs. Village of Hoosick Falls, Saint- Gobain Performance Plastics Corp., and Honeywell International Inc.

Litigation related to Metropolis, Illinois facility

•	Roger Steward vs. Honeywell International, Inc.

Litigation in Louisiana

•	Creadeur, Elizabeth vs. Atlantic Richfield Company

Class action litigation and individual cases related to the Onondaga Lake dredge spills disposal

•	Robert and Colleen Bartlett et al. vs. Honeywell International Inc.
•	Paul B. Bertan vs. Honeywell International Inc.
•	In the Matter of the Estate of Thomas Joseph Bieber et al vs. Honeywell International Inc., Parsons Corporation and O’Brien & Gere Engineers Inc.

Chromium contamination cases brought by water districts located near Sacramento, California

•	Rio Linda Elverta Community Water District v. United States et al
•	Sacramento Suburban Water District v. United States et al.

SCHEDULE 2.7

Illustrative Payment Scenarios

A.	Scenario #1 (2019):
•	On December 14, 2018, Honeywell delivers an Estimated Annual Loss Statement to Indemnitor, which includes an Estimated Annual Obligation of $135 million in respect of calendar year 2019.
•	As the Estimated Annual Obligation for the calendar year 2019 is less than the Cap:
o	Indemnitor will pay $33.75 million ($135 million/4) 30 days after the beginning of each quarter of 2019.
•	On March 2, 2020, Honeywell delivers a Prior Year Aggregate Loss Statement to Indemnitor, which includes the following totals:
o	Environmental Obligation (in respect of calendar year 2019): $140 million
o	Disallowance Payment (in respect of calendar year 2019): $0
o	Cumulative Outstanding Liability Transfer Losses (as of December 1, 2019): $0
o

Aggregate Annual Obligation: $140 million, which is $5 million greater than the sum of the Quarterly Payments; therefore, Indemnitor must pay such difference, subject to the Cap, and such payment will be $5 million ($140 million minus $135 million (the sum of the Quarterly Payments)), payable on the second Quarterly Payment Date of 2020.

Date Paid	Type of Payment	Amount (in millions)
January 30, 2019	Quarterly Payment	$33.75
May 1, 2019	Quarterly Payment	$33.75
July 31, 2019	Quarterly Payment	$33.75
October 31, 2019	Quarterly Payment	$33.75
January 31, 202030	2020 Quarterly Payment	$35
May 1, 2020	Annual Cash Deficiency Payment	$5

30 This payment is also set forth in Scenario #2, but is replicated here for reference.

B.	Scenario #2 (2020):
•	On December 16, 2019,31 Honeywell delivers an Estimated Annual Loss Statement to Indemnitor, which includes an Estimated Annual Obligation of $145 million in respect of calendar year 2020.
•	As the Estimated Annual Obligation for the calendar year 2020 is in excess of the Cap:
o	Indemnitor must pay $35 million ($140 million/4) 30 days after the beginning of each quarter of 2020.
•	On March 1, 2021, Honeywell delivers a Prior Year Aggregate Loss Statement to Indemnitor, which includes the following totals:
o	Environmental Obligation (in respect of calendar year 2020): $127 million
o

Disallowance Payment (in respect of calendar year 2020): $0 million. There is an insurance disallowance in the calendar year 2020; however, such disallowance relates to an Insurance Receipt applied in 2019. As the Aggregate Annual Obligation in 2019 equaled the Cap, there will be no related Disallowance Payment.

o	Cumulative Outstanding Liability Transfer Losses (as of December 1, 2020): $0
o

Aggregate Annual Obligation: $127 million, which is $13 million less than the sum of the Quarterly Payments; therefore, Indemnitor will receive such difference as an Overage Credit to be applied to future payments owed.

Date Paid	Type of Payment	Amount (in millions)
January 31, 2020	Quarterly Payment	$35
May 1, 202032	2019 Annual Cash Deficiency Payment	$5
May 1, 2020	Quarterly Payment	$35
July 31, 2020	Quarterly Payment	$35
November 2, 202033	Quarterly Payment	$35
February 1, 202134	2021 Quarterly Payment	$31
May 3, 202135	Overage Credit	$(13)

31 December 15, 2019 is a Sunday. The following Business Day is December 16.

32 This payment is also set forth in Scenario #1, but is replicated here for reference.

33 October 31, 2020 is a Saturday. The following Business Day is November 2.

34 This payment is also set forth in Scenario #3, but is replicated here for reference.

35 May 1, 2021 is a Saturday. The following Business Day is May 3.

C.	Scenario #3 (2021):
•	On December 15, 2020, Honeywell delivers an Estimated Annual Loss Statement to Indemnitor, which includes an Estimated Annual Obligation of $124 million in respect of calendar year 2021.
•	On May 3, 2021, an Overage Credit of $13 million relating to the calendar year 2020 Aggregate Annual Obligation is applied.
•	As the Estimated Annual Obligation for the calendar year 2021 is less than the Cap:
o

Indemnitor will pay $31 million ($124 million/4) 30 days after the beginning of each quarter of 2021, except for its third Quarterly Payment, which will be reduced by the Overage Credit ($13 million) received in respect of the previous year.

•	On October 20, 2021, a Financial Covenant Deferral is triggered due to an event of default resulting from a breach of a financial maintenance covenant under the Current Credit Agreement.
•	On January 23, 2022, the Financial Covenant Deferral is terminated due to a cure under the Current Credit Agreement.
•	On March 1, 2022, Honeywell delivers a Prior Year Aggregate Loss Statement to Indemnitor, which includes the following totals:
o	Environmental Obligation (in respect of calendar year 2021): $144 million
o	Disallowance Payment (in respect of calendar year 2021): $10 million36
o	Cumulative Outstanding Liability Transfer Losses (as of December 1, 2021): $0
o

Aggregate Annual Obligation: $154 million, which is $30 million greater than the sum  of the Quarterly Payments; therefore, Indemnitor must pay such difference, subject to the Cap, and such payment will be $16 million ($140 million minus $124 million (the sum of the Quarterly Payments)), payable on the second Quarterly Payment Date of 2022. In addition, as the $31 million of Accrued Amounts that were deferred during the prior year are now due, Indemnitor must also pay $31 million, payable on the same date.

36 This Disallowance Payment amount relates to Insurance Receipts paid to the Honeywell Group in 2020.

o	As the Aggregate Annual Obligation minus the Disallowance Payment is greater than the Cap, the Disallowance Payment amount of $10 million will roll over to future years.

Date Paid	Type of Payment	Amount (in millions)
February 1, 202137	Quarterly Payment	$31
May 3, 202138	2020 Overage Credit	$(13)
May 3, 202139	Quarterly Payment	$31
August 2, 202140	Quarterly Payment	$31**
November 1, 202141	Quarterly Payment	$31***
January 31, 202242	2022 Quarterly Payment	$33.75
May 2, 202243	Annual Cash Deficiency Payment	$16
May 2, 2022	Accrued Amounts	$3144
**Amount actually paid reduced to $18 million due to application of Overage Credit. *** Due to the Financial Covenant Deferral, this amount becomes an Accrued Amount.

37 January 31, 2021 is a Sunday. The following Business Day is February 1.

38 This Overage Credit is also set forth in Scenario #2, but is replicated here for reference.

39 May 1, 2021 is a Saturday. The following Business Day is May 3.

40 July 31, 2021 is a Saturday. The following Business Day is August 2.

41 October 31, 2021 is a Sunday. The following Business Day is November 1.

42 This payment is also set forth in Scenario #4, but is replicated here for reference.

43 May 1, 2022 is a Sunday. The following Business Day is May 2.

44 Payment of Accrued Amounts assumes Homes has sufficient capacity to make restricted payments under the Current Credit Agreement (or is otherwise not prohibited from making such payments under any applicable financial indebtedness).

D.	Scenario #4 (2022):
•	On December 15, 2021, Honeywell delivers an Estimated Annual Loss Statement to Indemnitor, which includes an Estimated Annual Obligation of $135 million in respect of calendar year 2022.
•	As the Estimated Annual Obligation for the calendar year 2022 is less than the Cap:
o	Indemnitor will pay $33.75 million ($135 million/4) 30 days after the beginning of each quarter of 2022.
•	On January 23, 2022, the Financial Covenant Deferral is terminated due to a cure under the Current Credit Agreement.
•	On March 1, 2023, Honeywell delivers a Prior Year Aggregate Loss Statement to Indemnitor, which includes the following totals:
o	Environmental Obligation (in respect of calendar year 2022): $124 million

o	Disallowance Payment (in respect of calendar year 2022): $10 million45
o	Cumulative Outstanding Liability Transfer Losses (as of December 1, 2022): $0
o

Aggregate Annual Obligation: $134 million, which is $1 million less than the sum of the Quarterly Payments; therefore, Indemnitor will receive a $1 million Overage Credit to be applied to future payments owed.

Date Paid	Type of Payment	Amount (in millions)
January 31, 2022	Quarterly Payment	$33.75
May 2, 202246	2021 Annual Cash Deficiency Payment	$16
May 2, 202247	Accrued Amounts	$31
May 2, 202248	Quarterly Payment	$33.75
August 1, 202249	Quarterly Payment	$33.75
October 31, 2022	Quarterly Payment	$33.75
January 31, 202350	2023 Quarterly Payment	$25
May 1, 2023	Overage Credit	$(1)

45 This amount relates to the insurance disallowance in calendar year 2021, as set forth in Scenario #3.

46 This payment is also set forth in Scenario #3, but is replicated here for reference.

47 This payment is also set forth in Scenario #3, but is replicated here for reference.

48 May 1, 2022 is a Sunday. The following Business Day is May 2.

49 July 31, 2022 is a Sunday. The following Business Day is August 1.

50 Payments in respect of 2023 are not provided within this schedule, but an amount is set forth for the 2023 Quarterly Payment for reference.

E.	Scenario #5 (2026):
•	On December 15, 2025, Honeywell delivers an Estimated Annual Loss Statement to Indemnitor, which includes an Estimated Annual Obligation of $100 million in respect of calendar year 2026.
•	As the Estimated Annual Obligation for the calendar year 2026 is less than the Cap:
o	Indemnitor will pay $25 million ($100 million/4) 30 days after the beginning of each quarter of 2026.
•	In April 2026, Honeywell enters into two Liability Transfer Resolution Events, resulting in an aggregate Liability Transfer Resolution Amount of $27.77 million.
•	On March 1, 2027, Honeywell delivers a Prior Year Aggregate Loss Statement to Indemnitor, which includes the following totals:
o	Environmental Obligation (in respect of calendar year 2026): $120 million
o	Disallowance Payment (in respect of calendar year 2026): $1 million
o	Cumulative Outstanding Liability Transfer Losses (as of December 1, 2026): $25 million51
▪	90% of Liability Transfer Resolution Amounts: $25 million less
▪	Aggregate amount of all Liability Transfer Allocations: $0
o

Aggregate Annual Obligation: $146 million, which is $46 million greater than the sum of the Quarterly Payments; therefore, Indemnitor must pay such difference, subject to the Cap, which totals $40 million ($140 million minus $100 million (the sum of the Quarterly Payments)).

▪

As such Annual Cash Deficiency Payment is greater than $30 million, the $40 million amount will be paid in eight equal installments of $5 million; the first payment due on the second Quarterly Payment Date, and the seven subsequent payments due on the first calendar day of each subsequent month.

51 For simplicity, Scenarios #5-7 assume that there are no relevant Liability Transfer-related insurance receipts, affirmative claims, contributions and property sales received by Honeywell.

o

The $140 million in payments made under Section 2.3 in respect of 2026 is allocated as follows: (1) $120 million to the Environmental Obligation; (2) $1 million to the Disallowance Payment; and (3) $19 million to the Liability Transfer Allocation.

Date Paid	Type of Payment52	Amount (in millions)
February 2, 202653	Quarterly Payment	$25
May 1, 2026	Quarterly Payment	$25
July 31, 2026	Quarterly Payment	$25
November 2, 202654	Quarterly Payment	$25
February 1, 202755	2027 Quarterly Payment	$35
May 3, 202756	Annual Cash Deficiency Payment	$5
May 3, 2027	2027 Quarterly Payment	$35
June 1, 2027	Annual Cash Deficiency Payment	$5
July 1, 2027	Annual Cash Deficiency Payment	$5
August 2, 202757	Annual Cash Deficiency Payment	$5
August 2, 2027	2027 Quarterly Payment	$35
September 1, 2027	Annual Cash Deficiency Payment	$5
October 1, 2027	Annual Cash Deficiency Payment	$5
November 1, 2027	Annual Cash Deficiency Payment	$5
November 1, 2027	2027 Quarterly Payment	$35
December 1, 2027	Annual Cash Deficiency Payment	$5

52 All “2027 Quarterly Payments” are also set forth in Scenario #6, but are replicated here for reference.

53 January 31, 2026 is a Saturday. The following Business Day is February 2.

54 October 31, 2026 is a Saturday. The following Business Day is November 2.

55 This payment is also set forth in Scenario #6, but is replicated here for reference.

56 May 1, 2027 is a Saturday. The following Business Day is May 3.

57 August 1, 2027 is a Sunday. The following Business Day is August 2.

F.	Scenario #6 (2027):

•	On December 15, 2026, Honeywell delivers an Estimated Annual Loss Statement to Indemnitor, which includes an Estimated Annual Obligation of $150 million in respect of calendar year 2027.
•	As the Estimated Annual Obligation for the calendar year 2027 is in excess of the Cap:
o	Indemnitor will pay $35 million ($140 million/4) 30 days after the beginning of each quarter of 2027.
•	In May 2027, Honeywell enters into a Liability Transfer Resolution Event, resulting in a Liability Transfer Resolution Amount of $20 million.
•	On March 1, 2028, Honeywell delivers a Prior Year Aggregate Loss Statement to Indemnitor, which includes the following totals:
o	Environmental Obligation (in respect of calendar year 2027): $117 million
o	Disallowance Payment (in respect of calendar year 2027): $5 million

o	Cumulative Outstanding Liability Transfer Losses (as of December 1, 2027): $24 million
▪	90% of Liability Transfer Resolution Amounts: $43 million ($25 million58 + $18 million)

less

▪	Aggregate amount of all Liability Transfer Allocations: $19 million59
o	Aggregate Annual Obligation: $146 million. As the sum of the Quarterly Payments equal the Cap, Indemnitor does not owe any additional amounts under Section 2.3.
o

The $140 million in payments made under Section 2.3 in respect of 2027 is allocated as follows: (1) $117 million to the Environmental Obligation; (2) $5 million to the Disallowance Payment; and (3) $18 million to the Liability Transfer Allocation.

Date Paid	Type of Payment60	Amount (in millions)
February 1, 202761	Quarterly Payment	$35
May 3, 2027	2026 Annual Cash Deficiency Payment	$5
May 3, 202762	Quarterly Payment	$35
June 1, 2027	2026 Annual Cash Deficiency Payment	$5
July 1, 2027	2026 Annual Cash Deficiency Payment	$5
August 2, 2027	2026 Annual Cash Deficiency Payment	$5
August 2, 202763	Quarterly Payment	$35

58 This amount relates to the two Liability Transfer Resolution Events entered into in April 2026, as set forth in Scenario #5.

59 This is the Liability Transfer Allocation amount in respect of 2026, as set forth in Scenario #5.

60 All “2026 Annual Cash Deficiency Payments” are also set forth in Scenario #5, but are replicated here for reference.

61 January 31, 2027 is a Sunday. The following Business Day is February 1.

62 May 1, 2027 is a Saturday. The following Business Day is May 3.

63 July 31, 2027 is a Saturday. The following Business Day is August 2.

September 1, 2027	2026 Annual Cash Deficiency Payment	$5
October 1, 2027	2026 Annual Cash Deficiency Payment	$5
November 1, 2027	2026 Annual Cash Deficiency Payment	$5
November 1, 202764	Quarterly Payment	$35
December 1, 2027	2026 Annual Cash Deficiency Payment	$5
G.	Scenario #7 (2028):
•	On December 15, 2027, Honeywell delivers an Estimated Annual Loss Statement to Indemnitor, which includes an Estimated Annual Obligation of $141 million in respect of calendar year 2028.
•	As the Estimated Annual Obligation for the calendar year 2028 is in excess of the Cap:
o	Indemnitor will pay $35 million ($140 million/4) 30 days after the beginning of each quarter of 2028.
•	On March 1, 2029, Honeywell delivers a Prior Year Aggregate Loss Statement to Indemnitor, which includes the following totals:
o	Environmental Obligation (in respect of calendar year 2028): $120 million
o	Disallowance Payment (in respect of calendar year 2028): $3 million
o	Cumulative Outstanding Liability Transfer Losses (as of December 1, 2028): $6 million
▪	90% of Liability Transfer Resolution Amounts: $43 million ($25 million + $18 million65)

less

▪	Aggregate amount of all Liability Transfer Allocations:$37 million ($19 million

+ $18 million66)

o

Aggregate Annual Obligation: $129 million, which is $11 million less than the sum of the Quarterly Payments; therefore, Indemnitor will receive such difference as an Overage Credit to be applied to future payments owed.

64 October 31, 2027 is a Sunday. The following Business Day is November 1.

65 These amounts relate to the Liability Transfer Resolution Events entered into in 2026 and 2027, as set forth in Scenarios #5 and #6.

66 These are the Liability Transfer Allocation amounts in respect of 2026 and 2027, as set forth in Scenarios #5 and #6.

o

The $129 million in payments made under Section 2.3 in respect of 2028 is allocated as follows: (1) $120 million to the Environmental Obligation; (2) $3 million to the Disallowance Payment; and (3) $6 million to the Liability Transfer Allocation; therefore there will be no Cumulative Outstanding Liability Transfer Losses remaining for the forthcoming years, until Honeywell enters into another Liability Transfer Resolution Event.

Date Paid	Type of Payment	Amount (in millions)
January 31, 2028	Quarterly Payment	$35
May 1, 2028	Quarterly Payment	$35
July 31, 2028	Quarterly Payment	$35
October 31, 2028	Quarterly Payment	$35
January 31, 202967	2029 Quarterly Payment	$23
May 1, 2029	Overage Credit	$(11)

67 Payments in respect of 2029 are not provided within this schedule, but an amount is set forth for the 2029 Quarterly Payment for reference.